                                                                   EXHIBIT 10.30

                                                                  EXECUTION COPY



                                 LOAN AGREEMENT


                          dated as of January 22, 2001


                                  by and among


                        LEAP WIRELESS INTERNATIONAL, INC.
                                   as Borrower


                             QUALCOMM INCORPORATED,
                                    as Lender


                         THE OTHER LENDERS PARTY HERETO


                                 CITIBANK, N.A.,
                             as Administrative Agent


                                       and


                                 CITIBANK, N.A.,
                               as Collateral Agent


                       MILBANK, TWEED, HADLEY & MCCLOY LLP

                                TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
ARTICLE 1. DEFINITIONS ..............................................................   1
         1.1        DEFINED TERMS ...................................................   1
         1.2        OTHER INTERPRETIVE PROVISIONS ...................................  15
         1.3        ACCOUNTING TERMS; GAAP ..........................................  16

ARTICLE 2. THE TERM LOAN FACILITY ...................................................  16
         2.1        FACILITY ........................................................  16
         2.2        LOANS AND BORROWINGS ............................................  17
         2.3        REQUESTS FOR BORROWINGS .........................................  17
         2.4        MAKING OF LOANS .................................................  19
         2.5        TERMINATION AND REDUCTION OF COMMITMENTS ........................  21
         2.6        REPAYMENT OF LOANS ..............................................  21
         2.7        EVIDENCE OF DEBT ................................................  21
         2.8        INTEREST ........................................................  22
         2.9        ALTERNATE RATE OF INTEREST ......................................  23
         2.10       VOLUNTARY PREPAYMENTS ...........................................  23
         2.11       MANDATORY PREPAYMENTS ...........................................  24
         2.12       SYNDICATIONS ....................................................  25

ARTICLE 3. FEES .....................................................................  26
         3.1        FEES ............................................................  26

ARTICLE 4. YIELD PROTECTION; PAYMENTS; TAXES; ETC ...................................  26
         4.1        INCREASED COSTS .................................................  26
         4.2        BREAK FUNDING PAYMENTS ..........................................  27
         4.3        ILLEGALITY ......................................................  27
         4.4        TAXES ...........................................................  27
         4.5        PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SET-OFFS .....  29

ARTICLE 5. CONDITIONS PRECEDENT TO LOANS ............................................  30
         5.1        CONDITIONS PRECEDENT TO THE INITIAL LOANS .......................  30
         5.2        FURTHER CONDITIONS PRECEDENT TO LOANS ...........................  33

ARTICLE 6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS ...............................  34
         6.1        ORGANIZATION; POWERS ............................................  34
         6.2        CORPORATE POWER AND AUTHORITY ...................................  34
         6.3        APPROVALS .......................................................  35
         6.4        VALID AND BINDING OBLIGATION ....................................  35
         6.5        NO VIOLATION ....................................................  35
         6.6        FINANCIAL STATEMENTS ............................................  35
         6.7        LITIGATION; LABOR DISPUTES ......................................  36
         6.8        TAX RETURNS AND PAYMENTS ........................................  36
         6.9        COMPLIANCE WITH APPLICABLE LAW ..................................  36
         6.10       INVESTMENT COMPANY ACT ..........................................  36
         6.11       PUHCA ...........................................................  36
         6.12       LIENS ...........................................................  36
         6.13       TITLE ...........................................................  37
         6.14       PROPERTY RIGHTS .................................................  37

         6.15       RELEVANT DOCUMENTS ..............................................  37
         6.16       ENVIRONMENTAL MATTERS ...........................................  37
         6.17       TRUE AND COMPLETE DISCLOSURE ....................................  38
         6.18       USE OF PROCEEDS .................................................  38
         6.19       NO SUBORDINATION ................................................  38
         6.20       ERISA ...........................................................  38
         6.21       INDEBTEDNESS ....................................................  39
         6.22       USURY EXEMPTION .................................................  39

ARTICLE 7. COVENANTS ................................................................  39
         7.1        COVENANTS OF BORROWER UNDER THE INDENTURE .......................  39
         7.2        INFORMATION COVENANTS ...........................................  39
         7.3        BOOKS AND RECORDS; INSPECTION RIGHTS ............................  40
         7.4        USE OF PROCEEDS .................................................  40
         7.5        COMPLIANCE WITH TERMS OF THE ADV AND THE ORDER ..................  40
         7.6        TRANSFER OF LICENSES ............................................  41
         7.7        WAIVER OF STAY, EXTENSION OR USURY LAWS .........................  42
         7.8        USE OF LOANS ....................................................  42

ARTICLE 8. EVENTS OF DEFAULT ........................................................  43
         8.1        EVENTS OF DEFAULT ...............................................  43
         8.2        REMEDIES ........................................................  45
         8.3        EXERCISE OF REMEDIES ............................................  46

ARTICLE 9. AGENTS ...................................................................  46
         9.1        APPOINTMENT .....................................................  46
         9.2        RIGHTS AND POWERS AS LENDER .....................................  46
         9.3        DELEGATION OF DUTIES ............................................  46
         9.4        LIABILITY .......................................................  46
         9.5        RELIANCE ........................................................  47
         9.6        NON-RELIANCE BY LENDERS .........................................  47
         9.7        INDEMNIFICATION .................................................  48
         9.8        SUCCESSOR .......................................................  48

ARTICLE 10. MISCELLANEOUS ...........................................................  49
         10.1       NOTICES .........................................................  49
         10.2       WAIVERS; AMENDMENTS .............................................  49
         10.3       EXPENSES, INDEMNITY, DAMAGE WAIVER ..............................  50
         10.4       SUCCESSORS AND ASSIGNS; PARTICIPATIONS ..........................  51
         10.5       SURVIVAL ........................................................  53
         10.6       COUNTERPARTS; INTEGRATION; EFFECTIVENESS ........................  54
         10.7       RIGHT OF SET-OFF ................................................  54
         10.8       SEVERABILITY ....................................................  54
         10.9       GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS ......  54
         10.10      WAIVER OF JURY TRIAL ............................................  55
         10.11      HEADINGS ........................................................  55
         10.12      INTEREST RATE LIMITATION ........................................  55
         10.13      REINSTATEMENT ...................................................  56
         10.14      FURTHER ASSURANCES ..............................................  56

                                    EXHIBITS



Exhibit A               Form of Borrowing Request

Exhibit B               Form of ADV Assignment and Acceptance

Exhibit C               Form of ADV Notice

Exhibit D               Form of Assignment and Acceptance

Exhibit E               Form of Administrative Questionnaire

Exhibit F               Form of Promissory Note


                                    SCHEDULES


Schedule 2.1            Commitments

Schedule 6.7            Litigation

Schedule 6.16           Environmental Matters

Schedule 6.21           Indebtedness

                                 LOAN AGREEMENT


                This LOAN AGREEMENT (this "Agreement"), dated as of January 22, 2001, by and among LEAP WIRELESS INTERNATIONAL, INC., a corporation organized under the laws of Delaware ("Borrower"), QUALCOMM INCORPORATED, a corporation organized under the laws of Delaware ("QUALCOMM") and the other lenders from time to time party hereto (each a "Lender" and together with QUALCOMM, "Lenders"), CITIBANK, N.A., in its capacity as administrative agent for Lenders (the "Administrative Agent"), and CITIBANK, N.A., in its capacity as collateral agent for Lenders (the "Collateral Agent").


                               W I T N E S S E T H

                A. Borrower desires to obtain from Lenders a term loan facility in the aggregate principal amount of up to One Hundred Twenty Five Million Two Hundred Seventy Three Thousand and Eight Hundred and Seventy Eight Dollars ($125,273,878) that will consist of ADV Loans or, at the sole option of QUALCOMM, Cash Loans in the aggregate principal amount not exceeding the Total Commitment, for the purposes of financing Borrower's proposed acquisition of wireless spectrum in the Federal Communications Commission ("FCC") C and F block broadband PCS (Personal Communications Services) license auction No. 35 ("FCC Auction No. 35") conducted or to be conducted pursuant to the Auction No. 35 Public Notice, as more particularly described below; and

                B. Lenders are willing to supply such financing subject to the terms and conditions and in reliance on the representations and warranties set forth in this Agreement and the other documents executed in connection herewith;

                NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, Borrower, Lenders, the Administrative Agent and the Collateral Agent agree as follows:

ARTICLE 1. DEFINITIONS

                1.1 Defined Terms. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the referenced provision following such term:

                "Administrative Agent" shall have the meaning provided in the first paragraph of this Agreement.

                "Administrative Agent's Fee Letter" shall mean that letter agreement dated the date hereof by and between Borrower and the Administrative Agent regarding payment of fees in connection with the Administrative Agent's duties in its capacity as the Administrative Agent.

                "Administrative Questionnaire" shall mean an administrative questionnaire in the form of Exhibit E.

                "ADV" shall mean a transferable Auction Discount Voucher in the original amount of $125,273,878 issued to QUALCOMM pursuant to the Order.

                "ADV Assignment and Acceptance" shall mean the ADV Assignment and Acceptance in the form of Exhibit B to be executed by QUALCOMM and Borrower on or before the date of the requested Borrowing of an ADV Loan.

                "ADV Loans" shall mean one or more assignments of any portion of the ADV from QUALCOMM to Borrower pursuant to an ADV Assignment and Acceptance, subject, in each case, to the terms and conditions of the Order and this Agreement. For all purposes of this Agreement, the outstanding principal amount of each ADV Loan shall be denominated in Dollars and shall be equal to the amount designated by Borrower in its Borrowing Request in respect of such ADV Loans which shall not exceed the Net Winning Bid(s) for the License(s) acquired (in whole or in part) with the proceeds of such ADV Loan. All amounts of interest, fees and any other amounts payable with respect to the outstanding principal amount of such ADV Loan shall be calculated on the basis of such principal amount.

                "ADV Notice" shall have the meaning set forth in Section 2.3(d).

                "Affiliate" shall mean, with respect to a specified Person, any other Person which directly or indirectly controls, or is under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly 15% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 15% or more of the partnership or other ownership interests of any other Person will be deemed to control such corporation or other Person. Notwithstanding the foregoing no individual shall be deemed to be an Affiliate of a Person solely by reason of his or her being a director, committee member, officer or employee of such Person.

                "Agents" shall mean the Administrative Agent and the Collateral Agent.

                "Agreement" shall mean this Loan Agreement, as the same may be from time to time further modified, amended, supplemented or restated.

                "Applicable Law" shall mean any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree, permit, or any published directive, guideline, requirement or other governmental restriction which has the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, binding on a given Person whether in effect as of the date hereof or as of any date thereafter, including all applicable FCC regulations, orders, rules, requirements, guidelines, bidding conditions or procedures and Environmental Laws.

                "Applicable Margin" shall mean for Loans for any period, the applicable rates per annum set forth under the caption "Applicable Margin" below opposite the option elected by Borrower pursuant to Section 2.3(b). For purposes of determining the Applicable Margin pursuant to the chart below, the "Value of the Total License Bids" shall (without duplication) (a) include the aggregate Total License Bids for all Licenses for which Borrower is the winning bidder in FCC Auction No. 35, but following the FCC's grant of such Licenses to Borrower, only those that are in the process of being transferred to a License Subsidiary pursuant to Section 7.6(a); provided that, for purposes of this clause (a), Borrower has fully complied with Section 7.6(a) and that, to the extent such License is to be included in such aggregate, Borrower's application to acquire such License shall not have been denied by the FCC and not more than forty-five (45) days shall have elapsed since such License was granted to Borrower, (b) include the Total License Bids for all Licenses held by License Subsidiaries; and (c) exclude each Total License Bid in respect of each License held by a License Subsidiary whose Capital Stock is subject to a Lien described in Section 7.6(d) and exclude each License transferred by a License Subsidiary in accordance with Section 7.6(b).

-------------------------------------------------------------------------------------------------------
        VALUE OF THE TOTAL
        LICENSE BIDS/TOTAL                                                                APPLICABLE
     EXPOSURES UNDER FACILITY                     COLLATERAL OPTION                         MARGIN
-------------------------------------------------------------------------------------------------------
 1     100%-150%              All Capital Stock of License Subsidiaries and LEAP Mexico      6.5%
-------------------------------------------------------------------------------------------------------
 2     Greater than 150%      All Capital Stock of License Subsidiaries and LEAP Mexico      4.5%
-------------------------------------------------------------------------------------------------------
 3     100% - 150%            All Capital Stock of License Subsidiaries                      9.5%
-------------------------------------------------------------------------------------------------------
 4     Greater than 150%      All Capital Stock of License Subsidiaries                      7.5%
-------------------------------------------------------------------------------------------------------
 5     Less than 100%         All Capital Stock of License Subsidiaries                     12.5%
-------------------------------------------------------------------------------------------------------

                "Assignment Agreement" shall mean an Assignment and Acceptance in the form of Exhibit D (appropriately completed).

                "Auction No. 35 Public Notice" shall mean "C and F Block Broadband PCS Spectrum Auction Scheduled for December 12, 2000: Notice and Filing Requirements for 422 Licenses in the C and F Block Broadband PCS Spectrum Auction," Public Notice, DA 00-2259 (FCC; released October 5, 2000).

                "Authorized Officer" shall mean, with respect to any Person, the Managing Director, the Chief Executive Officer, the President, the Chief Operating Officer, the Vice President, the Chief Financial Officer, the Assistant Vice President, the Treasurer, the Assistant Treasurer or equivalent officers of such Person and with respect to Borrower, shall include any officer or representative holding any of the foregoing positions (or their equivalent) whose name appears on a certificate of incumbency delivered concurrently with the execution of this Agreement, as such certificate of incumbency may be amended, supplemented or replaced from time to time to identify names of the individuals then holding such offices or the names of such representatives and the capacity in which they are acting.

                "Availability Period" shall mean the period from the date on which all conditions precedent to the initial Loan in Article 5 have been satisfied (or waived by the Administrative Agent and each Lender) through the earliest to occur of (a) the issuance of all Licenses(s) for which Borrower is the high bidder pursuant to FCC Auction No. 35; (b) the termination of FCC Auction No. 35, in the event Borrower is not the high bidder for any License(s);
(c) the date on which Borrower voluntarily withdraws from FCC Auction No. 35; and (d) the denial by the FCC (pursuant to an order which is not subject to reversal, pursuant to a timely filed administrative appeal, or for which any administrative appeal period has expired without the filing of such an appeal) of the issuance of all License(s) for which Borrower is the high bidder pursuant to FCC Auction No. 35.

                "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

                "Borrower Obligations" shall mean all obligations of Borrower now existing or hereinafter arising, direct or indirect, absolute or contingent, due or to become due, under this Agreement or any other Loan Document, including, without duplication, (i) payment of the principal of and interest on the Loans, (ii) payment of all fees, expenses, indemnities and other amounts under the Loan Documents, and (iii) all other obligations, duties and liabilities of Borrower under or in connection with the Loan Documents (whether or not evidenced by any note, bond or other instrument and whether or not for the payment of money).

                "Borrowing" shall mean the incurrence by Borrower of Loans on the same date.

                "Borrowing Request" shall mean a request by Borrower for a Borrowing in accordance with Section 2.3.

                "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York City; provided that the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

                "Business Plan" shall mean, for any fiscal year, the business plan of Cricket Communications and its Subsidiaries for such fiscal year, in the form required to be delivered under the Vendor Credit Agreements.

                "Capital Lease" as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

                "Capital Stock" of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the common or preferred equity or preference share capital of such Person, including partnership interests.

                "Capitalized Lease Obligations" shall mean the discounted present value of the rental obligations under Capital Leases.

                "Cash Loans" shall mean one or more cash loans denominated in Dollars made to Borrower by Lenders, subject to the terms and conditions of this Agreement.

                "Charter Documents" shall mean, with respect to any Person, the articles of incorporation, by-laws, partnership agreements or such other documents or instruments which are required to be registered or lodged in the place of incorporation or organization of such Person and (regardless of such requisite registration or lodging) which establish the legal existence of such Person.

                "Closing Date" shall mean the date upon which the first Loan is made pursuant to this Agreement in response to a Borrowing Request.

                "Code" shall mean the Internal Revenue Code of 1986, as amended.

                "Collateral Agent" shall have the meaning set forth in the first paragraph of this Agreement.

                "Collateral Agent's Fee Letter" shall mean that letter agreement dated the date hereof by and between Borrower and the Collateral Agent regarding payment of fees in connection with the Collateral Agent's duties in its capacity as the Collateral Agent.

                "Commitment" shall mean, with respect to any Lender, the amount set forth on Schedule 2.1 as such Lender's "Commitment", as such amount may be adjusted from time to time pursuant to the terms of this Agreement, plus its ratable share of the Cash Loans to finance the Commitment Fee and interest capitalized in accordance with Section 2.8(c).

                "Commitment Fee" shall have the meaning set forth in Section 3.1(a).

                "Commitment Letter" shall mean the commitment letter dated as of December 21, 2000 from QUALCOMM to Borrower.

                "Cricket Communications" shall mean Cricket Communications Inc., a Delaware corporation.

                "Currency Agreement" shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

                "Default" shall mean any event, act or condition which, with the giving of notice, lapse of time, fulfillment of any condition or any combination thereof, would become an Event of Default.

                "Dollars" or "$" shall mean the lawful currency of the United States.

                "Effective Date" shall mean the date of this Agreement.

                "Eligible Assignee" shall mean (i) a commercial bank organized under the laws of the United States, or any state thereof, (ii) a Person that is primarily engaged in the business of banking and that is a Lender or a Subsidiary or Affiliate of a Lender; (iii) a finance company, financial institution, fund or any other Person that has a combined capital and surplus of at least two hundred million Dollars ($200,000,000) and is approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld); or (iv) QUALCOMM or any of its Subsidiaries; provided, however, that none of Borrower or its respective Affiliates (other than Affiliates that are commercial banks, finance companies, financial institutions or funds that would otherwise qualify hereunder) shall qualify as an Eligible Assignee.

                "Environmental Claims" shall mean, with respect to any Person, any notice, claim, administrative, regulatory or judicial action, suit, judgment, demand or other communication (whether written or oral) by any other Person alleging or asserting such Person's liability (contingent or otherwise) for investigatory costs, cleanup or environmental remediation costs, governmental response costs, damages to natural resources or other property of such Person, personal injuries, fines or penalties arising out of, based on or directly or indirectly resulting from (i) the generation, presence, use, handling, transportation, storage, treatment, disposal or release or threatened release into the environment of any Hazardous Material at any location, whether or not owned by such Person, (ii) exposure to any Hazardous Materials, (iii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law, or (iv) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing. The term "Environmental Claim" shall include, (a) any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

                "Environmental Law" shall mean any statute, law, rule, regulation, code, ordinance, order, decree, judgment, injunction, notice, policy having the force of law, or binding agreement issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

                "Ericsson Credit Agreement" shall mean the Credit Agreement, dated as of October 20, 2000, among Cricket Communications, Holdings, the lenders party thereto and Ericsson Credit AB.

                "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

                "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

                "ERISA Event" shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an

"accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability against Borrower or any ERISA Affiliate or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                "Event of Default" shall have the meaning set forth in Section 8.1.

                "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

                "Excluded Taxes" shall mean, with respect to the Administrative Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income (or profits or receipts to the extent such taxes are imposed in lieu of a net income tax) by any Governmental Authority, and (b) any branch profits taxes imposed by any Governmental Authority.

                "Exposure" shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Loans, if any, at such time.

                "Facility" shall mean the extension of credit to Borrower by Lenders as set forth in Section 2.1.

                "FCC" shall have the meaning provided in the preamble to this Agreement.

                "FCC Auction No. 35" shall have the meaning provided in the preamble to this Agreement.

                "FCC Letters" shall mean (i) a letter issued by the FCC to QUALCOMM's counsel, dated June 22, 2000, and (ii) a letter issued by the FCC to QUALCOMM's counsel, dated December 22, 2000, a copy of each of which has been furnished to Borrower.

                "FCC Payment Date" shall have the meaning set forth in Section 2.3(a)(iii).

                "Federal Funds Rate" shall mean, for any day, the rate per annum equal to the weighted average of the interest rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

                "GAAP" shall mean generally accepted accounting principles in the United States of America.

                "Good Faith Contest" shall mean, with respect to the payment of Taxes or any other claims or liabilities by any Person, the satisfaction of each of the following conditions: (i) the validity or amount thereof is being diligently contested in good faith by such Person by appropriate proceedings timely instituted, (ii) during the period of such contest, the enforcement of any contested item is effectively stayed, (iii) during the period of such contest, such Person maintains sufficient reserves for the payment of such Taxes or other claims or liabilities if determined adversely, and (iv) such contest and any resultant failure to pay or discharge the claimed or assessed amount has not resulted in, and would not reasonably be expected to result in a Material Adverse Effect.

                "Governmental Approvals" shall mean any authorization, consent, approval, license, ruling, permit, concession, certification, exemption, filing, variance, order, judgment, decree, publication, notice to, declaration of or with or registration by or with any Governmental Authority.

                "Governmental Authority" shall mean the government of the United States or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                "Hazardous Materials" shall mean (i) all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, (ii) any other chemicals, materials or substances defined as or included in the definition "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law and (iii) any other chemical, material, substance or waste of any nature regulated pursuant to any Environmental Law by reason of its hazardous nature.

                "Holdings" shall mean Cricket Communications Holdings Inc., a Delaware corporation.

                "Indebtedness" shall mean, with respect to any Person at any date of determination (without duplication):

                (a) all indebtedness of such Person for borrowed money;

                (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                (c) all obligations (including reimbursement obligations) of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (a) or (b) above or (e), (f) or (g) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

                (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

                (e) all Capitalized Lease Obligations;

                (f) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness;

                (g) all Indebtedness of other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person; and

                (h) to the extent not otherwise included in this definition, any net payment obligations under Currency Agreements and Interest Rate Agreements.

                The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided (1) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (2) money borrowed at the time of the incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness" so long as such money is held to secure the payment of such interest, (3) contingent obligations arising in connection with the acquisition of any business or Person, based on the future performance of such business or Person, shall not constitute Indebtedness except to the extent such obligations are not paid within seven (7) Business Days of the date such contingency is resolved under GAAP and are recorded as a liability on the books of the Company and its Subsidiaries and (4) liabilities for federal, state, local or other taxes shall not constitute Indebtedness.

                "Indemnified Taxes" shall mean Taxes other than (a) Excluded Taxes and (b) any other Taxes excluded from the definition of Indemnified Taxes pursuant to Section 4.4(e).

                "Indemnitee" shall have the meaning set forth in Section
10.3(b).

                "Indenture" shall mean the Indenture dated as of February 23, 2000 among Borrower (as Issuer), Holdings (as Guarantor) and State Street Bank and Trust Company (as Trustee), and all supplements thereto.

                "Initial Commitment" shall mean the obligation of the Lenders to make Loans to Borrower under this Agreement in an aggregate principal amount up to the sum of One Hundred Twenty Five Million Two Hundred Seventy Three Thousand and Eight Hundred and Seventy Eight Dollars ($125,273,878) plus the Commitment Fee and interest capitalized in accordance with Section 2.8(c).

                "Interest Commencement Date" shall mean, in respect of any Cash Loan, the date such Cash Loan is made pursuant to Section 2.4(c) and, in the case of any ADV Loan, the date that the FCC, in accordance with the terms of the ADV and an ADV Assignment and Acceptance executed by Borrower, applies the principal amount of such ADV Loan against the Net Winning Bid for a License issued to Borrower.

                "Interest Period" shall mean, with respect to each Loan, (i) the period from (and including) the first Business Day in the month of April to (but excluding) the first Business Day in the month of October of the same calendar year or (ii) the period from (and including) the first Business Day in the month of October to (but excluding) the first Business Day in the month of April of the next calendar year.

                "Interest Rate Agreement" shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

                "Investment Company Act of 1940" shall mean the U.S. Investment Company Act of 1940, and the rules and regulations promulgated thereunder.

                "LEAP Mexico" shall mean LEAP PCS Mexico, Inc, a California corporation.

                "Lenders" shall mean each lender party hereto and any other Person that shall have become a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

                "LIBOR Rate" shall mean, for any Interest Period for each Loan, regardless of the actual length of the period between the date of the Borrowing for such Loan and the end of the Interest Period during which such Loan was made, the rate per annum (rounded upward, if necessary, to the nearest whole multiple of 1/16 of 1% per annum) appearing on Telerate Page 3750 as of 11:00 A.M. (London time) on the date (as to any Interest Period, the "Determination Date") that is two Business Days before the first Business Day of such Interest Period, as LIBOR for a six-month period. In the event that Telerate Page 3750 shall cease to report such LIBOR or, in the reasonable judgment of the Required Lenders, shall cease to accurately reflect such LIBOR, then the "LIBOR Rate" with respect to such Interest Period for such Loan shall be the rate per annum equal to the rate per annum at which deposits in Dollars are offered by the principal office of the Administrative Agent in London, England to leading banks in the London interbank market at 11:00 A.M. (London time) on the Determination Date for a period equal to such Interest Period. The LIBOR Rate for any Interest Period for each Loan shall be determined by the Administrative Agent on the basis of the applicable rate appearing on Telerate Page 3750 as aforesaid (or the applicable rate furnished by the Administrative Agent) on the Determination Date for such Interest Period, subject, however, to the provisions of Section 2.9.

                "License(s)" shall mean those license(s) or concession(s) to acquire wireless spectrum in the C and F block broadband PCS spectrum that are auctioned by the FCC through FCC Auction No. 35 for which Borrower is, in whole or in part, the winning bidder.

                "License Subsidiary" shall have the meaning set forth in Section 7.6(a).

                "Lien" shall mean any security interest, mortgage, pledge, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement, or lease in the nature thereof, or any agreement to give any security interest).

                "Loan Documents" shall mean, collectively, the following agreements and instruments: (i) this Agreement, (ii) the Administrative Agent's Fee Letter, (iii) the Collateral Agent's Fee Letter, (iv) the Pledge and (v) any other agreements or instruments that may be executed and delivered in favor of the Administrative Agent, the Collateral Agent, QUALCOMM or one or more Lenders pursuant to or in connection with this Agreement or any of the above-listed documents.

                "Loan" or "Loans" shall mean, individually, an ADV Loan or a Cash Loan or, collectively, the ADV Loans and the Cash Loans.

                "Lucent Credit Agreement" shall mean the Credit Agreement, dated as of September 20, 1999, as amended and restated as of October 20, 2000, among Cricket Communications, Holdings, the lenders party thereto and Lucent Technologies Inc.

                "Material Adverse Effect" shall mean a material and adverse effect on (i) the business, assets, liabilities, operations, prospects or financial condition of Borrower or of Borrower and its Subsidiaries, taken as a whole, (ii) the ability of Borrower to perform any of its material obligations under this Agreement or any other Loan Document, (iii) the validity or enforceability of any material provision of the Loan Documents, (iv) the validity, priority or enforceability of the Liens granted to or for the benefit of the Secured Parties under the Pledge on any material component of the property encumbered thereunder (it being agreed that any Stock Collateral, as defined in the Pledge, is such a material component), or (v) the rights or remedies of, or remedies available to, either Agent or any Lender under any Loan Document.

                "Minimum ADV Amount" shall have the meaning set forth in Section 2.1(c)(iv).

                "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                "Net Winning Bid" shall mean the Total License Bid for each License to be acquired by Borrower minus any and all non-refundable payments or deposits that have been made by Borrower with respect to such License in connection with its participation in FCC Auction No. 35.

                "Nortel Credit Agreement" shall mean the Credit Agreement, dated as of August 28, 2000, as amended as of October 20, 2000, among Cricket Communications, Holdings, the lenders party thereto and Nortel Networks Inc.

                "Officer's Certificate" shall mean a certificate of any Person signed on behalf of such Person by the principal executive officer, the principal accounting officer or the principal financial officer of such Person.

                "Order" shall mean FCC Order No. 00-219, entitled "In the Matter of the QUALCOMM Incorporated Petition for Declaratory Ruling Giving Effect to the Mandate of the District of Columbia Circuit Court of Appeals," released June 8, 2000.

                "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or any other Loan Document or from, or otherwise with respect to, the execution, delivery or enforcement of, this Agreement or any other Loan Document.

                "Payment Default Rate" shall have the meaning set forth in
Section 2.8(b)(i).

                "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under Title IV of ERISA.

                "PCS" shall mean Personal Communications Services.

                "Permitted Liens" shall mean Liens permitted by this Agreement, the Loan Documents, the Indenture (as in effect on the Effective Date), and the Vendor Credit Agreements (insofar as any collateral subject to the Lien of the Pledge is concerned, as such Vendor Credit Agreements are in effect on the Effective Date).

                "Person" shall mean any natural person, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or Governmental Authority or other entity.

                "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                "Pledge" shall mean the Pledge Agreement dated as of the date hereof entered into between Borrower and the Collateral Agent, as the same may be amended from time to time.

                "Post-Default Rate" shall have the meaning set forth in Section 2.8(b)(ii).

                "Prime Rate" shall mean the interest rate from time to time announced by Citibank, N.A. (or its successor) at its office in New York, New York as its prime or base rate.

                "Process Agent" shall have the meaning set forth in Section 10.9(d).

                "Promissory Note" shall mean a promissory note to be duly executed and delivered by Borrower in the form of Exhibit F.

                "PUHCA" shall mean the Public Utility Holding Company Act of
1935.

                "QUALCOMM" shall have the meaning provided in the first paragraph of this Agreement.

                "Register" shall have the meaning set forth in Section 10.4(d).

                "Related Parties" shall mean, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                "Relevant Amount" shall have the meaning set forth in Section 2.4(a).

                "Relevant Document" shall mean, at any time, the Indenture and the Vendor Credit Agreements then binding upon Borrower or any of its Subsidiaries.

                "Relevant Subsidiary" shall mean, at any time, any Subsidiary of Borrower except for any Subsidiary of Borrower that has been created after the Effective Date; provided, however, that the foregoing exception shall not apply to exclude a Subsidiary from the definition of "Relevant Subsidiary" if such Subsidiary created after the Effective Date has incurred Indebtedness that (i) is secured by any Liens on the assets of Borrower, any Subsidiary existing as of the date hereof or any Subsidiary then constituting a License Subsidiary or (ii) has been guaranteed by Borrower or any such Subsidiary referred to in clause
(i). "Relevant Subsidiary" shall also include any Subsidiary that is a License Subsidiary, for so long as it continues to be a License Subsidiary pursuant to
Section 7.6.

                "Required Lenders" shall mean, at any time, Lenders having Exposures under the Facility and unused Commitments representing at least 51% of the sum of the total Exposures under the Facility and unused Commitments of all Lenders at such time.

                "Scheduled Maturity Date" shall mean the fifth (5th) anniversary of the Closing Date, as such date may be accelerated pursuant to Section 8.2; provided that if such date is not a Business Day, the Scheduled Maturity Date shall be the immediately preceding Business Day.

                "SEC" shall mean the Securities and Exchange Commission.

                "Secured Parties" shall mean the Lenders, the Administrative Agent and the Collateral Agent.

                "Securities Act" shall mean the Securities Act of 1933, as amended, or any survivor statute or statutes with respect thereto.

                "Subject Amount" shall have the meaning set forth in Section 2.11(d).

                "Subsidiary" shall mean, for any Person, any other Person (whether now existing or hereafter organized) for which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors or other managers are at the time owned or controlled by such first Person or one or more Subsidiaries of such first Person or any combination thereof.

                "Substitute Voucher" shall have the meaning provided in Section 2.4(a).

                "Syndication" shall have the meaning assigned in Section 2.12.

                "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.

                "Taxes" shall mean all taxes of every kind (including gross and net income, gross and net receipts, capital gains, excess profits and minimum taxes, taxes on tax preferences, capital, net worth, franchise, sales, use, value-added, stamp, documentary, excise, property and other similar taxes), charges and withholdings, levies, imposts, duties, fees and deductions imposed by any Governmental Authority, together with all interest, additions to tax, penalties and similar add-ons payable with respect thereto.

                "Total Commitment" shall mean, as of the date of determination, the aggregate principal amount of the Commitments of all Lenders that shall not exceed the lower of (a) the Initial Commitment and (b) the aggregate amount of the Net Winning Bids, plus (in either case) the Commitment Fee and interest capitalized in accordance with Section 2.8(c), as such Total Commitment may be reduced pursuant to Section 2.5.

                "Total License Bid" shall mean the aggregate amount of payments (including with proceeds of ADV Loans and Cash Loans) to be made by Borrower with respect to each License to be acquired by Borrower as a result of its participation in FCC Auction No. 35 and taking into account any discount, rebate, credit or other reduction or benefit that Borrower or any of its Affiliates may derive from FCC Auction No. 35.

                "Trade Payables" shall mean, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

                "United States" or "U.S." shall mean the United States of America.

                "Vendor Credit Agreements" shall mean the Lucent Credit Agreement, the Nortel Credit Agreement, the Ericsson Credit Agreement, any agreements governing additional vendor facilities entered after the Effective Date, and any agreements governing refinancing of any of the foregoing (in each case as amended from time to time).

                "Vendor Facilities" shall mean the credit facilities provided to Cricket Communications under the Vendor Credit Agreements (as such facilities are in effect as of the Effective Date).

                "Wholly-Owned" shall mean, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary by such Person. Notwithstanding the foregoing, Holdings shall be deemed Wholly-Owned by Borrower as long as Borrower owns not less than 85% of its outstanding Capital Stock on a fully diluted basis.

                "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

        1.2 Other Interpretive Provisions.

                (a) All terms defined in this Agreement shall have their defined meanings when used in the other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, unless the context clearly indicates otherwise.

                (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, recital, schedule and exhibit references are to this Agreement unless otherwise specified.

                (c) References to the words "include" or "including" shall be deemed to be followed by "without limitation" or "but not limited to", whether or not they are followed by such phrases or words of similar import.

                (d) The word "or" is not exclusive.

                (e) All terms defined in this Agreement in the singular form shall be equally applicable to both the singular and plural forms of the terms defined and the masculine, feminine or neuter gender shall include all genders.

                (f) References in any Loan Document to any statute, law, decree, regulation or other Applicable Law shall be construed as a reference to such statute, law, decree, regulation or other Applicable Law as re-enacted, redesignated, amended or extended from time to time, except as otherwise provided in such Loan Document.

                (g) References in any Loan Document to any Loan Document or any other document or agreement shall (unless otherwise expressly indicated) be deemed to include references to such Loan Document, other document or agreement as amended, varied, supplemented or replaced from time to time in accordance with the terms of such Loan Document, other document or agreement and this Agreement and to include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith.

                (h) References to any Person or Persons shall be construed as a reference to any successors or assigns of such Person or Persons to the extent permitted under the Loan Documents and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities.

        1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all (a) financial statements and (b) terms of an accounting or financial nature shall be made and prepared or construed in accordance with GAAP, as in effect from time to time. All financial statements to be furnished to the Administrative Agent or Lenders pursuant to this Agreement shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto).

ARTICLE 2. THE TERM LOAN FACILITY.

        2.1 Facility.

                (a) Commitments. Subject to the terms and conditions set forth in this Agreement, each Lender agrees to make Loans to Borrower during the Availability Period in the aggregate principal amount of up to, but not exceeding, its ratable share of the Total Commitment. Such Loans shall be extended by means of making ADV Loans from QUALCOMM to Borrower; provided, however, that (i) each Lender shall (subject as aforesaid) make a Cash Loan to Borrower to finance the payment of the Commitment Fee when due and (ii) QUALCOMM shall have the right, at its sole option, to make all or a portion of the Loans contemplated by Section 2.1(b)(ii) as Cash Loans, rather than as ADV Loans. The Loans shall be made to Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender's Exposure under the Facility exceeding such Lender's Commitment or (ii) the sum of all Lenders' Exposures under the Facility exceeding the Total Commitment. Once repaid, Loans may not be reborrowed.

                (b) Permitted Uses of Loan Proceeds. Borrower shall use the proceeds of the Loans solely to pay (i) the Commitment Fee and (ii) the Net Winning Bid(s) for the License(s).

                (c) Concerning the ADV.

                        (i) QUALCOMM represents and warrants, as of the Effective Date, that, to its knowledge (without independent inquiry), the ADV is in full force and effect.

                        (ii) QUALCOMM represents and warrants, as of the Effective Date, that it has good title to the ADV, free and clear of all Liens, other than restrictions contained therein imposed on the ownership and use of the ADV by the FCC or otherwise and other than this Agreement.

                        (iii) QUALCOMM represents and warrants that, as of the Effective Date, it has not used any portion of the ADV, nor sold, assigned, conveyed, encumbered or otherwise transferred or disposed of the ADV or any interest therein, in whole or in part, nor has it entered into any agreement, understanding or arrangement with respect to the foregoing, other than (in any such case) this Agreement.

                        (iv) During the Availability Period, the principal amount of the portion of the ADV retained by QUALCOMM (and not transferred to Borrower hereunder) shall equal or exceed the unfunded portion (if any) of the Total Commitment (as it may be reduced pursuant to the following proviso, and excluding any portion of such Total Commitment in respect of the Commitment Fee and capitalized interest, the "Minimum ADV Amount"); provided that, the Minimum ADV Amount may be reduced to the extent that QUALCOMM agrees to substitute for its obligation to make ADV Loans hereunder an obligation to make Cash Loans in the same amount. From and after the date hereof and until the end of the Availability Period, QUALCOMM shall not sell, assign, convey, encumber or otherwise transfer or dispose of the ADV or any interest therein, in whole or in part, except as permitted under this Agreement and except to the extent that the Minimum ADV Amount would not be impaired thereby.

        2.2 Loans and Borrowings.

                (a) Each ADV Loan shall be made by QUALCOMM. Each Cash Loan shall be made as part of a Borrowing consisting of Cash Loans made by Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Cash Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of Lenders are several and no Lender shall be responsible for any other Lender's failure to make Cash Loans as required.

                (b) The aggregate principal amount of ADV Loans and Cash Loans shall not exceed the Total Commitment.

                (c) Each Borrowing shall be composed entirely of Loans made with reference to the LIBOR Rate, subject to Section 2.9. Each Lender at its option may make any Cash Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Cash Loan.

        2.3 Requests for Borrowings.

                (a) To request a Borrowing, Borrower shall notify the Administrative Agent and QUALCOMM of such request by telephone not later than 11:00 a.m., New York City time, five (5) Business Days before the date of the proposed Borrowing. Each telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent and QUALCOMM of a written Borrowing Request in the form of Exhibit A approved by the Administrative Agent and QUALCOMM and signed by Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

                        (i) the aggregate amount of the requested Borrowing (which shall be in an amount at least equal to $1,000,000);

                        (ii) the License(s) that may be acquired with the proceeds of the Borrowing (and in the case of multiple Licenses, the Net Winning Bid applicable to each such License); and

                        (iii) the date of such Borrowing, which shall be a Business Day; provided that, if QUALCOMM elects to make a Cash Loan pursuant to Section 2.3(d), then, if Borrower so notifies the Administrative Agent and QUALCOMM within one (1) Business Day following such election, a Borrowing shall not be made on the date proposed therefor in the Borrowing Request and Borrower shall deliver to the Administrative Agent and QUALCOMM a supplemental written notice or notices indicating (A) the requested extended date(s) of such proposed Borrowing for such Cash Loan, (B) the portion of the Cash Loan to be funded on each such extended date and (C) the date when all payments with respect to each License referred to in the preceding clause (ii) are due and payable, as set forth in a notice issued by the FCC (the "FCC Payment Date"), and (D) the description of the License(s) to be acquired with such portion of the Cash Loan (including the Net Winning Bid applicable to each such License), which notice(s) shall be delivered to the Administrative Agent and QUALCOMM no later than two (2) Business Days prior to each such requested extended date of such Borrowing. If QUALCOMM elects to make an ADV Loan pursuant to Section 2.3(d), Borrower shall, no later than five (5) Business Days before each relevant FCC Payment Date, deliver to the Administrative Agent and QUALCOMM a supplemental written notice indicating (A) the relevant FCC Payment Date, (B) the portion of the ADV Loan to be used by Borrower on such FCC Payment Date in accordance with Section 2.1(b), and (C) the description of the License(s) to be acquired with such portion of the ADV Loan (including the Net Winning Bid applicable to each such License and the portion of such ADV Loan attributable to each such License).

                (b) Concurrently with the delivery of a Borrowing Request pursuant to Section 2.3(a) for the initial Borrowing, Borrower shall elect one of the collateral options as set forth under the definition of "Applicable Margin" in Section 1.1 (i.e., whether to pledge to the Collateral Agent pursuant to the Pledge all Capital Stock of License Subsidiaries and LEAP Mexico or only all Capital Stock of License Subsidiaries).

                (c) Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and shall contact the relevant Authorized Officers of QUALCOMM for a determination of whether QUALCOMM has elected, in its sole discretion, to make an ADV Loan for the aggregate principal amount of the requested Borrowing or any portion thereof or to make a Cash Loan for all or any part of such Borrowing.

                (d) Promptly following such request from the Administrative Agent, but no later than on the fourth (4th) Business Day prior to the date of the requested Borrowing initially set forth in the Borrowing Request, QUALCOMM shall deliver a written notice (the "ADV Notice") in the form of Exhibit C to the Administrative Agent, the Lenders and Borrower by facsimile informing them of (i) the principal amount of an ADV Loan, if any, to be made by QUALCOMM as part of such Borrowing and (ii) the aggregate principal amount of Cash Loans, if any, to be made by the Lenders as part of such Borrowing. If such ADV Notice requires the making of any Cash Loans, the Administrative Agent shall, promptly upon receipt of such ADV Notice, advise each Lender of the amount of such Lender's Cash Loan to be made as part of the requested Borrowing.

        2.4 Making of Loans.

                (a) Promptly after issuing an ADV Notice for the making of ADV Loans, but no later than 12:00 noon, New York City time, on the proposed date of the requested Borrowing of an ADV Loan, QUALCOMM shall make an ADV Loan to Borrower in the aggregate principal amount therefor set forth in such ADV Notice by executing and delivering an ADV Assignment and Acceptance in the form of Exhibit B, for such amount, subject, in each case, to the due execution and delivery of each such ADV Assignment and Acceptance by Borrower. Concurrently with executing such ADV Assignment and Acceptance, Borrower shall also execute and deliver a Promissory Note in the form of Exhibit F, for the principal amount of such ADV Loan. Upon the execution and delivery of such ADV Assignment and Acceptance and such Promissory Note, Borrower shall be deemed to have borrowed the ADV Loan in the aggregate principal amount therefor set forth in the relevant ADV Notice, the ADV Assignment and Acceptance and the relevant Promissory Note regardless of any subsequent revocation, cancellation or a diminution in value of, or restriction on, the ADV or the relevant portion thereof equal to such ADV Loan; provided, however, that notwithstanding any provision of this Agreement or the ADV Assignment and Acceptance to the contrary, if Borrower's application to the FCC for the acquisition of the License(s) intended to be acquired through the proceeds of the Borrowing is thereafter denied, then, within three (3) Business Days of such denial, Borrower shall prepay in cash the outstanding principal amount of the Loan intended to finance the acquisition of such License(s), together with interest accrued thereon and all other amounts payable with respect thereto, provided that Borrower may prepay such principal amount (other than the principal amount of such Loan, if any, used to capitalize interest under Section 2.8(c) or the Commitment Fee as set forth in Section 3.1(a)(i), which shall be paid in cash) (such principal amount (net of the amount referred to in the preceding parenthetical), the "Relevant Amount") by commencing, within three (3) Business Days of such denial by the FCC, such applications and procedures with the FCC as may be necessary to permit (A) the return, and transfer to QUALCOMM of, the ADV or portion thereof intended to be used to finance the purchase of such License(s), such return to be completed within ninety (90) days of such denial (failing which, such prepayment shall be made in cash no later than on the last day of such 90-day period) or (B) the transfer of a new voucher with terms and conditions substantially similar to, and no less favorable to QUALCOMM than, the ADV (each such voucher, the "Substitute Voucher") in an amount equal to the Relevant Amount, such transfer to be completed within ninety (90) days of such denial (failing which, such prepayment shall be made in cash no later than on the last day of such 90-day period), so long as:

                        (i) such return or transfer is made within two (2) years of the Closing Date,

                        (ii) the ADV or such Substitute Voucher has at least one
        (1) year remaining prior to its expiration (and, in the case of a return of all or a portion of the ADV, the FCC has agreed that the returned portion of the ADV thereafter will be useable by QUALCOMM in accordance with the balance of its terms),

                        (iii) there is reasonable certainty that the FCC or the United States Government will auction spectrum in which the ADV or such Substitute Voucher could reasonably be used or that the ADV or such Substitute Voucher can be sold or transferred by QUALCOMM; and

                        (iv) the return or transfer of such portion of the ADV or such Substitute Voucher to QUALCOMM is in compliance with Applicable Law.

                (b) No later than on the next Business Day following the assignment of the ADV or any portion thereof pursuant to such ADV Assignment and Acceptance, QUALCOMM shall inform the FCC of such assignment in accordance with the FCC Letters and Applicable Laws. On the third (3rd) Business Day following such notification by QUALCOMM, Borrower shall notify the FCC of its intent to use such ADV or any portion thereof for payment of a Net Winning Bid and shall include a detailed description of the License(s) being acquired, as required by the FCC Letters and by Applicable Law. Each Person party to this Agreement recognizes hereby that Borrower will not be able to use the ADV or any portion thereof for payment of a Net Winning Bid for at least eight (8) Business Days after the execution of the ADV Assignment and Acceptance.

                (c) Each Lender shall make each Cash Loan to be made by it hereunder on the proposed date of the Borrowing as set forth in the Borrowing Notice, subject to any supplemental notice, if any, delivered under Section 2.3(a)(iii), by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to Lenders. The Administrative Agent shall make such Cash Loans available to Borrower by promptly crediting the amounts so received, in like funds, to an account of Borrower maintained with the Administrative Agent in New York City and designated by Borrower in the applicable Borrowing Request.

                (d) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Cash Loans that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(c) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing of Cash Loans available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at
(i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the LIBOR Rate plus the Applicable Margin applicable to such Cash Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Cash Loan included in such Borrowing.

                (e) At any time, and from time to time, but subject to Applicable Law and the consent of the FCC, if and to the extent required by Applicable Law or the terms of the ADV, Borrower shall, at the request of QUALCOMM, transfer to QUALCOMM all or any portion of the ADV previously transferred to Borrower in respect of any ADV Loan for which the Interest Commencement Date has not occurred in exchange for QUALCOMM's commitment to make Cash Loans in the same amount.

        2.5 Termination and Reduction of Commitments.

                (a) Unless previously terminated pursuant to this Agreement, the Commitments shall terminate on the last Business Day of the Availability Period. Subject to Section 2.5(d), Borrower may not terminate or reduce the Commitments.

                (b) The principal amounts of any Loans that are prepaid hereunder may not be reborrowed and the Commitments in respect thereto shall be deemed utilized.

                (c) Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among Lenders in accordance with their respective percentages of the Total Commitment.

                (d) Within five (5) days after the release by the FCC of a public notice announcing the close of bidding under FCC Auction No. 35, Borrower shall deliver a duly executed irrevocable notice to QUALCOMM (with a copy to the Administrative Agent) stating (i) the aggregate amount of Net Winning Bids for the License(s) acquired by Borrower in FCC Auction No. 35 and (ii) the maximum amount of the Loans that Borrower intends to borrow hereunder. The Total Commitment shall (without reducing the Commitment Fee) be permanently reduced in accordance with this Section 2.5 by any portion of the Total Commitment that Borrower does not so intend to use, or cannot use, for purposes set forth in
Section 2.1(b), as stated in such notice of Borrower.

        2.6 Repayment of Loans. Borrower hereby irrevocably and unconditionally promises to pay to the Administrative Agent for the ratable account of each Lender the total principal amount of all Loans, subject to any prepayments of principal pursuant to Sections 2.4(a), 2.10 or 2.11 and to acceleration hereunder, in one (1) installment on the Scheduled Maturity Date.

        2.7 Evidence of Debt.

                (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made or maintained by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                (b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of Lenders and each Lender's share thereof.

                (c) The entries made in the accounts maintained pursuant to
Section 2.7(a) or Section 2.7(b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

                (d) Borrower shall execute and deliver to QUALCOMM a Promissory Note evidencing an ADV Loan as and when required by Section 2.4(a). Said Promissory Note shall be dated as of the effective date of the Borrowing of such ADV Loan (as determined under Section 2.4(a)) and shall be in the principal amount of such ADV Loan.

                (e) Within fifteen (15) Business Days of the making of any Cash Loan, Borrower agrees to execute and deliver to each Lender, promptly upon request by such Lender, a Promissory Note evidencing Borrower's Indebtedness to such Lender under this Agreement in the amount of such Lender's Commitment to make Cash Loans or, at the request of such Lender, in the principal amount of such Cash Loan. Any such Promissory Note paid or prepaid in full shall be surrendered to Borrower by such Lender.

                (f) In the case of any conflict between the terms of this Agreement and any Promissory Note, the terms of this Agreement shall control. Without limiting the generality of the foregoing, all Loans made hereunder shall accrue interest from the Interest Commencement Date of such Loan and shall otherwise be treated as a Loan hereunder irrespective of Borrower's execution or non-execution of a Promissory Note evidencing such Loan.

        2.8 Interest.

                (a) Each Loan shall bear interest at the LIBOR Rate determined two Business Days before the first Business Day of the Interest Period during which such Borrowing is made or continued plus the relevant Applicable Margin, subject to Section 2.9; provided that the LIBOR Rate for the Loans (if any) made prior to the Interest Period commencing in April 2001 shall be determined two Business Days prior to the initial Borrowing hereunder (if any) prior to such Interest Period (as if the period from the date of such initial Borrowing to the commencement of such Interest Period were itself a six-month Interest Period).

                (b) Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount and each Loan shall bear interest, after as well as before judgment, at a rate per annum equal to five percent (5%) plus the interest rate otherwise applicable to the Loans pursuant to Section 2.8(a) ("Payment Default Rate"), and (ii) so long as any other Default has occurred and is continuing and the preceding clause (i) does not apply, all amounts owing hereunder shall bear interest at a rate per annum equal to two percent (2%) plus the interest rate otherwise applicable to the Loans pursuant to Section 2.8(a) (the "Post-Default Rate").

                (c) Interest on each Loan shall accrue from the Interest Commencement Date of such Loan to the date on which such Loan is paid in full. Accrued interest on each Loan shall be payable (i) on the last day of each Interest Period and (ii) on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise and including the Scheduled Maturity Date) and, after such maturity, on demand; provided that until and including the Interest Period commencing in April 2002, and notwithstanding the amount of any Lender's Commitment or the Total Commitment then available, accrued interest due and payable on each Loan may be capitalized and any such amount so capitalized shall be deemed to be included in, and (as and when due and payable) added to, the aggregate principal amount of the Loans.

                (d) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

                (e) At any time prior to the Closing Date, at the written request of Borrower delivered to QUALCOMM and the Administrative Agent, Borrower and QUALCOMM (for itself and the other Lenders) shall negotiate in good faith appropriate modifications to this Agreement and the other Loan Documents so as to permit the issuance by Borrower to QUALCOMM of warrants to purchase shares of Borrower's Capital Stock in exchange for a reduction in the Applicable Margin by up to three percent (3.0%). If the parties hereto agree upon such modifications, they shall promptly execute and implement such modifications.

        2.9 Alternate Rate of Interest. Subject to the right of a Lender, pursuant to Section 4.1, to make a demand upon Borrower to compensate such Lender for any increased cost or reduced rate of return contemplated under
Section 4.1, if prior to the date of any Borrowing and/or prior to the commencement of any Interest Period either (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for the applicable Interest Period or (ii) the Administrative Agent is advised by the Required Lenders that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) for such Interest Period, then the Administrative Agent shall give notice thereof to Borrower and Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, all Loans shall be made or continued at a rate per annum equal to the Prime Rate minus 1% per annum plus the relevant Applicable Margin.

        2.10 Voluntary Prepayments.

                (a) Borrower shall have the right at any time and from time to time to prepay in cash all or any portion of any Borrowing, subject to prior notice in accordance with Section 2.10(b).

                (b) Borrower shall notify the Administrative Agent and QUALCOMM by telephone (confirmed by facsimile) of any prepayment hereunder not later than 11:00 a.m., New York City time, five (5) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise Lenders of the contents thereof. Each partial prepayment of the Loans shall be in a minimum principal amount of $2,500,000. Such prepayments shall be applied in accordance with Section 4.5(b). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.8.

                (c) There shall be no premium or penalty payable in connection with any voluntary prepayment other than breakage costs actually incurred.

        2.11 Mandatory Prepayments.

                (a) The Loans shall be prepaid by Borrower to the Administrative Agent in an amount (together with interest accrued thereon and other amounts payable with respect thereto) equal to, and upon receipt by Borrower or any Relevant Subsidiary of, all net cash proceeds from (A) any issuance or sale of equity by Borrower and each Relevant Subsidiary (excluding (i) proceeds from the issuance of equity pursuant to the exercise of any outstanding options, warrants or like instruments outstanding on the Effective Date, (ii) proceeds from the exercise of any existing and future employee stock options or from other issuances of equity to employees pursuant to or in connection with their employment, (iii) proceeds from the issuance of equity, options or warrants to Borrower or any of its Relevant Subsidiaries by any Subsidiaries of Borrower, and (iv) proceeds of the $250 million equity commitment from Acqua Wellington Asset Management actually applied to the purchase of Licenses in FCC Auction No. 35 or of any other FCC wireless licenses acquired from any Person other than the
FCC), or (B) the incurrence of any Indebtedness by Borrower and each Relevant Subsidiary of the type described in clauses (a) and (b) of the definition of Indebtedness (excluding (i) any such Indebtedness incurred pursuant to the Vendor Credit Agreements and additional vendor facilities and any refinancing thereof (up to the amount of vendor debt refinanced) and (ii) any such Indebtedness issued in favor of Borrower or any of its Relevant Subsidiaries from any Subsidiaries of Borrower); provided, however, that no prepayment under this Section 2.11(a) is required until the aggregate net cash proceeds realized by Borrower and its Relevant Subsidiaries from such issuances, sales and incurrences after December 21, 2000 exceed $400,000,000. Such prepayments shall be applied in accordance with Section 4.5(b).

                (b) To the extent any mandatory prepayment pursuant to Section 2.11(a) is prohibited or restricted under the Vendor Facilities, the inability of Borrower to make a mandatory prepayment under Section 2.11(a) shall not result in a Default under this Agreement.

                (c) If Borrower pays, redeems, repurchases or defeases any bonds or notes issued under the Indenture prior to their scheduled maturity, Borrower shall make a concurrent prepayment of the Loans then outstanding, together with interest accrued thereon and other amounts payable with respect thereto, provided that the aggregate principal amount of such prepayments of Loans shall be not less than (i) the aggregate principal amount of the Loans then outstanding, multiplied by (ii) a fraction, the numerator of which is the outstanding principal amount of any Indebtedness under the Indenture so prepaid, redeemed, repurchased or defeased and the denominator of which is the aggregate principal amount of any and all Indebtedness then outstanding under the Indenture (in each case, before giving effect to any such prepayment, redemption, repurchase or defeasance).

                (d) If any License financed by the proceeds of the Loans under this Agreement is revoked or withdrawn by the FCC, Borrower shall within three
(3) Business Days

(subject to the proviso in the second sentence of this Section 2.11(d)) of such revocation or withdrawal (i) to the extent such License(s) was owned by a Person the Capital Stock of whom was, immediately prior to such revocation or withdrawal, pledged to the Secured Parties pursuant to the Pledge or a pledge required under Section 5.1(n), provide substitute collateral of at least the same value (as determined by the Lenders) or (ii) make a prepayment of the Loans in an amount sufficient to assure that the ratio of (A) the Total License Bids for all Licenses held by License Subsidiaries to (B) the total Exposures of the Lenders, shall not be reduced below the ratio of such amounts in effect immediately prior to such revocation or withdrawal. Such prepayment shall be made in cash, together with interest accrued thereon and other amounts payable with respect thereto; provided that Borrower may prepay such principal amount (other than the principal amount of such Loans, if any, used to capitalize interest under Section 2.8(c) or the Commitment Fee as set forth in Section 3.1(a)(i), which shall be paid in cash) such principal amount (net of the amount referred to in the preceding parenthetical), the "Subject Amount") by commencing, within three (3) Business Days of such revocation or withdrawal by the FCC, such applications and procedures with the FCC as may be necessary to permit (A) the return, and transfer to QUALCOMM, of the ADV or the portion thereof used to finance the purchase of such License(s), such return to be completed within ninety (90) days of such revocation or withdrawal (failing which, such prepayment shall be made in cash no later than the last day of such 90-day period), or (B) the transfer of a Substitute Voucher in the amount equal to the Subject Amount, such transfer to be completed within ninety (90) days of such revocation or withdrawal (failing which, such prepayment shall be made in cash no later than the last day of such 90-day period), so long as, in the case of the ADV or such Substitute Voucher, (w) such return or transfer is made within two (2) years of the Closing Date, (x) the ADV or the Substitute Voucher has at least one (1) year remaining prior to its expiration (and, in the case of a return of all or a portion of the ADV, the FCC has agreed that the returned portion of the ADV thereafter will be useable by QUALCOMM in accordance with the balance of its terms), (y) there is reasonable certainty that the FCC or the United States Government will auction spectrum in which the ADV or the Substitute Voucher could reasonably be used or that the ADV or the Substitute Voucher can be sold or transferred by QUALCOMM and (z) the return or transfer of such portion of the ADV or such Substitute Voucher to QUALCOMM is in compliance with Applicable Law.

        2.12 Syndications. Each Lender shall have the right from time to time to arrange, or to attempt to arrange, a transfer or assignment of Loans funded under the Facility, together with, in any such case, its related rights, remedies, powers and privileges under this Agreement and each Loan Document (a "Syndication") pursuant to and in accordance with the provisions of Section
10.4. Borrower shall cooperate with the Administrative Agent and each Lender to facilitate any Syndication, and Borrower agrees, at its expense, to execute and deliver such documents (including amendments to this Agreement reasonably requested by the Administrative Agent relating to such Syndication), furnish such information, attend such meetings, assist the Administrative Agent and Lenders, and take any and all other actions as may be reasonably requested by the Administrative Agent or any Lender in connection with any Syndication.

ARTICLE 3. FEES.

        3.1 Fees.

                (a) Borrower agrees to pay to QUALCOMM (i) an upfront fee on the Closing Date in the amount set forth in the first sentence of the third paragraph of the Commitment Letter (the "Commitment Fee"), which shall be capitalized as a Cash Loan and shall be included in the aggregate principal amount of the initial Borrowing or (ii) a withdrawal fee on the date and in the amount set forth in the second sentence of the third paragraph of the Commitment Letter.

                (b) Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times provided in the Administrative Agent's Fee Letter.

                (c) Borrower agrees to pay to the Collateral Agent, for its own account, fees payable in the amounts and at the times provided in the Collateral Agent's Fee Letter.

                (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees paid shall not be refundable under any circumstances.

ARTICLE 4. YIELD PROTECTION; PAYMENTS; TAXES; ETC.

        4.1 Increased Costs.

                (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender other than by way of imposition of Taxes that shall be governed exclusively by Section 4.4) of agreeing to make or making, funding or maintaining, or otherwise related to, the Loans, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

                (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or such Lender's holding company and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend or extend credit hereunder and other commitments of this type, or if any Lender determines that the introduction of or any change in or in the interpretation of any law or regulation regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such introduction or change in or in the interpretation of such law or regulation (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then, upon demand by such Lender

(with a copy of such demand to the Administrative Agent), Borrower shall immediately pay to the Administrative Agent for the account of such Lender from time to time as specified by such Lender, such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered and such additional amount or amounts as will compensate such Lender or such holding company to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

        4.2 Break Funding Payments. In the event of (a) the payment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), or (b) the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate the Lender of such Loan for any actual loss, cost and expense reasonably incurred in obtaining, liquidating or redeploying deposits from third parties acquired to maintain all or any portion of such Loan. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 4.2 shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay to the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

        4.3 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable lending office to perform its obligations hereunder to make or continue the Loans or to fund or otherwise maintain the Loans hereunder, if such Loans bear interest at a rate determined in accordance with Section 2.8, then from and after the first Business Day after the delivery of such notice to the Administrative Agent interest on each such Loan of such Lender thereafter instead shall accrue interest at a rate per annum equal to the Prime Rate minus 1% per annum plus the Applicable Margin; provided that, if such change in interest rate does not cure such illegality, each such Loan shall be due and payable in full on demand, together with interest accrued thereon and all other amounts payable with respect thereto (provided, further, that such illegality does not exist as a consequence of a voluntary act of QUALCOMM).

        4.4 Taxes.

                (a) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments to the Administrative Agent, the Collateral Agent or any Lender, then (i) the sum payable shall be increased as necessary so that after making all required deductions of Indemnified Taxes or Other Taxes (as the case may be) (including deductions applicable to additional sums payable under this
Section 4.4(a)) the Administrative Agent, the Collateral Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

                (b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

                (c) Borrower shall indemnify the Administrative Agent, the Collateral Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Taxes imposed or asserted on or attributable to amounts payable under this Section 4.4(c)) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, or by the Collateral Agent, shall be conclusive absent manifest error.

                (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent, to the extent reasonably available, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, or a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on the date of the Assignment and Acceptance pursuant to which it became a Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent or promptly upon the occurrence of any event requiring a change in the last form delivered by such Lender (but, in each case, only so long as such Lender remains lawfully able to do so after the date such Lender becomes a Lender hereunder), provide the Administrative Agent and the Borrower with either (i) Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement and the Loans or certifying that the income receivable pursuant to this Agreement and the Loans is effectively connected with the conduct of a trade or business in the United States or (ii) Internal Revenue Service form W-8BEN, upon which the Borrower is entitled to rely, from a Lender that has not at the time such Lender becomes a Lender hereunder been named in any notice issued by the Secretary of the Treasury (or such Secretary's authorized delegate) pursuant to Sections 881(c)(2)(B) or 871(h)(5) of the Code, or any successor form or statement prescribed by the Internal Revenue Service, in order to establish that such Lender is entitled to treat the interest payments under this Agreement and the Loans as portfolio interest that is exempt from withholding tax under the Code, together with a certificate stating that such Lender is not described in Section 881(c)(3) of the Code. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero (or if the Lender cannot provide at such time such form because it is not entitled to reduced withholding under a treaty, the payments are not effectively connected income and the payments do not qualify as portfolio interest), withholding tax at such rate (or at the then existing U.S. statutory rate if the Lender cannot provide the form) shall be excluded from Indemnified Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies. For any period with respect to which a Lender has failed to provide the Borrower and the Administrative Agent with the appropriate form described in this Section 4.4(e) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under this Section 4.4 with respect to Indemnified Taxes imposed by the United States. Any Lender claiming any additional amounts payable pursuant to this Section 4.4 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office(s) if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgement of such Lender, be otherwise disadvantageous to such Lender.

        4.5 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

                (a) Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 4.1, 4.2 , 4.3, or 4.4, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its address referred to in Section 10.1, except that payments pursuant to Sections 4.1, 4.2, 4.3, 4.4, 9.7, and 10.3 may be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

                (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied
(i) first, towards payment of interest, fees and any other amounts (excluding principal) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and any other amounts (excluding principal) then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

                (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest or other amount on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest and other amounts thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest and other amounts on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

                (d) Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

                (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(d) or 4.5(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

ARTICLE 5. CONDITIONS PRECEDENT TO LOANS.

        5.1 Conditions Precedent to the Initial Loans. The obligations of Lenders to make the initial Loans are subject to the satisfaction (or waiver by the Administrative Agent and each Lender) of the following conditions (it being agreed that the Administrative Agent shall certify to Borrower when such conditions have been satisfied or waived):

                (a) Loan Agreement. The Administrative Agent and Lenders shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

                (b) Other Loan Documents. The Administrative Agent and Lenders shall have received from the relevant parties either (i) a counterpart of each other Loan Document signed on behalf of each of the signatories thereto or (ii) written evidence satisfactory to the

Administrative Agent (which may include a facsimile transmission of a signed signature page of such Loan Document) that each party to each other Loan Document has signed a counterpart of such Loan Document.

                (c) Corporate Documents. The Administrative Agent and Lenders shall have received the Charter Documents of Borrower.

                (d) Incumbency Certificates. The Administrative Agent and Lenders shall have received signature and incumbency certificates of the officers of Borrower executing any Loan Document to which it is or is to be a party.

                (e) Good Standing. The Administrative Agent and Lenders shall have received certificates of the appropriate officers of the State of Delaware and California each dated as of a recent date, as to the good standing, and authority to transact business, of Borrower.

                (f) Secretary's Certificate. The Administrative Agent and Lenders shall have received a certificate of the corporate secretary of Borrower certifying as to the resolutions attached thereto relating to the authorization and execution of this Agreement and the other Loan Documents.

                (g) Opinions of Counsel. The Administrative Agent and Lenders shall have received a favorable written opinion (addressed to the Administrative Agent and Lenders and dated on or before the Closing Date) of Messrs. Latham and Watkins, special New York and California counsel to Borrower, or any other legal opinion as the Administrative Agent or any Lender may reasonably request, each dated on or before the Closing Date and otherwise in form and substance acceptable to the Administrative Agent and the Lenders, covering such matters as the Administrative Agent or any Lender may reasonably request.

                (h) Financial Statements. The Administrative Agent and Lenders shall have received the most recent audited annual and unaudited quarterly financial statements of Borrower (on a consolidated basis), together with a certificate from the chief financial officer of Borrower, stating that there has been no change in the consolidated assets, liabilities, business, operations or financial condition of Borrower and its Subsidiaries, taken as whole, that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

                (i) No Default or Event of Default. No default or event of default shall have occurred and be continuing under any Relevant Document and no Default or Event of Default shall be continuing hereunder.

                (j) The Administrative Agent's Fee Letter. The Administrative Agent shall have received the Administrative Agent's Fee Letter, duly executed by Borrower and accepted by the Administrative Agent.

                (k) The Collateral Agent's Fee Letter. The Administrative Agent shall have received the Collateral Agent's Fee Letter, duly executed by Borrower and accepted by the Collateral Agent.

                (l) Corporate Proceedings. All corporate, shareholder and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including records of corporate and shareholder proceedings and Governmental Approvals, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate officers or Governmental Authorities; provided, however, that no information concerning Borrower's bids or bidding strategy for FCC Auction No. 35 shall be provided until after Borrower's long-form application to acquire the Licenses has been submitted to the FCC.

                (m) Process Agent. The Administrative Agent shall have received evidence of Borrower's appointment of an agent for service of process in the State of New York.

                (n) If Borrower elects a collateral option under the definition of "Applicable Margin" in Section 1.1 that includes a pledge of Capital Stock in LEAP Mexico, the Administrative Agent and Lenders shall have received either (i) a counterpart of a pledge agreement, acceptable in form, scope and substance to the Administrative Agent and the Lenders, creating a legal, valid and enforceable first priority Lien on the Capital Stock of LEAP Mexico in favor of the Collateral Agent duly executed and delivered by each of Borrower and the Collateral Agent or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of such pledge agreement) that each such party has signed a counterpart thereof.

                (o) Other Documents. Borrower shall provide to the Administrative Agent and the Lenders such other information or documents related to the business or operations of Borrower and its Relevant Subsidiaries or the transactions contemplated hereby, including their participation in FCC Auction No. 35, as the Administrative Agent and the Lenders may reasonably request; provided, however, that no information concerning Borrower's bids or bidding strategy for FCC Auction No. 35 shall be provided until after Borrower's long form application to acquire the Licenses has been submitted to the FCC.

Upon the satisfaction (or waiver by the Administrative Agent and each Lender) of any of the conditions precedent set forth in Section 5.1, the Administrative Agent shall notify Borrower and Lenders of each such satisfaction or waiver, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of Lenders to make Loans shall not become effective unless each of the foregoing conditions in Section 5.1 and (as to the initial Borrowing)
Section 5.2 is satisfied (or waived pursuant to Section 10.2) at or prior to 2:00 p.m., New York City time, on the last day of the Availability Period (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

        5.2 Further Conditions Precedent to Loans. The obligation of each Lender to make a Loan, including its initial Loan, with respect to any Borrowing is subject to the satisfaction (or waiver by the Administrative Agent and each Lender) of the following conditions:

                (a) Request for Borrowing. The Administrative Agent shall have received a Borrowing Request and all supporting documentation in accordance with
Section 2.3.

                (b) Representations and Warranties. The representations and warranties of Borrower set forth in this Agreement and the representations and warranties of Borrower and its Affiliates set forth in each Loan Document and Relevant Document shall be true and correct in all material respects on and as of the date of such Borrowing or as of any earlier date as to which such representation and warranty is expressly limited.

                (c) No Change in Business. Since the Effective Date, there shall have been no change in the consolidated assets, liabilities, business, operations or financial condition of Borrower or Borrower and its Subsidiaries, taken as a whole, that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

                (d) No Default or Event of Default. At the time of and immediately after giving effect to such Borrowing, (i) no Default or Event of Default shall have occurred and be continuing, (ii) no default or event of default under any Relevant Document or under any Indebtedness with a principal amount greater than $5,000,000 shall have occurred and be continuing and (iii) the Borrowings under this Agreement shall not cause a default under any Relevant Document or under any Indebtedness with a principal amount greater than $5,000,000.

                (e) Material Adverse Effect. Since the date of the most recent audited financial statements delivered pursuant to Section 5.1(h), no event, circumstance, occurrence or condition shall have occurred which has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

                (f) No Force Majeure. The Administrative Agent shall have received satisfactory evidence that no event of force majeure or other event or condition exists which permits or requires any party to any of the Relevant Documents to cancel, suspend or terminate its performance thereunder in accordance with the terms thereof or which could excuse any such party from liability for non-performance thereunder.

                (g) Officers' Certificates. The Administrative Agent shall have received certificates signed by the president and chief financial officer (or the equivalent) of Borrower confirming compliance with the conditions set forth in paragraphs (a) through (f) of this Section 5.2 (each such certificate to be delivered in such Person's corporate, not individual, capacity).

                (h) Other Fees, Costs and Expenses. Borrower shall have paid all fees and expenses due to any Lender, the Collateral Agent or the Administrative Agent (including all reasonable fees and expenses of legal counsel for any of the foregoing), on or before the date of such Loan, or arrangements satisfactory to such Lender, the Collateral Agent or the Administrative Agent, shall have been made for the payment of such fees and expenses from the proceeds of the Borrowing of Loans on such date.

                (i) Stamp Duties; Taxes; Etc. The Administrative Agent and Lenders shall have received evidence satisfactory to them that all required stamp duties, registration fees, filing costs and other charges in connection with the execution, delivery, filing and/or perfection of any Loan Document required to be stamped, registered or filed have been paid in full or an appropriate exemption therefrom shall have been obtained, except to the extent that Borrower has provided the Administrative Agent, the Collateral Agent and Lenders with assurances satisfactory to them that such duties, fees, costs and charges will be paid in full with the proceeds of such Loans.

                (j) Lien, Judgement and Tax Searches. The Administrative Agent shall have received copies of financing statements under the Uniform Commercial Code (and copies of Uniform Commercial Code search reports and tax lien, judgment and litigation search reports) with respect to Borrower in each jurisdiction in which financing statements are necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created under the Pledge, and all other instruments to be recorded or filed or delivered in connection with the Loan Documents.

                Each Borrowing shall be deemed to constitute a representation and warranty on the date thereof by Borrower as to the matters specified in paragraphs (a) through (f) and paragraph (i) of this Section 5.2.

ARTICLE 6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

                The representations and warranties contained herein shall survive the execution and delivery of this Agreement. To the extent that any schedule referred to in this Section 6 shall need to be updated after the Closing Date in order to permit such representation to be true and correct in all material respects when made or deemed made, Borrower shall provide the Administrative Agent with such updated schedule in writing prior to the date such representation is made or deemed made and shall request approval of such updated schedule from the Required Lenders. Unless any such schedule is updated and approved by the Required Lenders, no change to any existing schedule shall be deemed to have been made. Borrower represents and warrants, as of the Effective Date and as of the date of each Borrowing to the Administrative Agent and each Lender as follows:

        6.1 Organization; Powers. Borrower and each of its Relevant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

        6.2 Corporate Power and Authority. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, the borrowing of Loans and the use of the proceeds thereof have been duly authorized by all necessary corporate and, if required, stockholder action. Borrower has taken all corporate action necessary to authorize the execution, delivery and performance by it of each of such Loan Documents as have been executed and delivered as of each date this representation and warranty is made or deemed made. Borrower has, or in the case of the Loan Documents other than this Agreement by the Closing Date will have, duly executed and delivered each of the Loan Documents.

        6.3 Approvals. Except for various notices by QUALCOMM and Borrower required in connection with the transfer and use of the ADV, and except for the approval and consent of the FCC to the pro forma transfer of the requisite License(s) to the License Subsidiaries pursuant to Section 7.6(a), no Governmental Approvals are required to be obtained or accomplished for (a) the execution, delivery or performance by Borrower of this Agreement or any other Loan Document to which it is a party, (b) the validity and enforceability of this Agreement or the other Loan Documents in accordance with their respective terms (subject to any Applicable Laws of the FCC regulating transfer or control of Capital Stock in License Subsidiaries), (c) the continued validity of the Liens evidenced by the Pledge, or (d) Lenders under this Agreement to be deemed Secured Parties, except for Governmental Approvals that, in each case, have been obtained by Borrower. Each of such Governmental Approvals has been duly obtained or made, is validly issued, is in full force and effect, and is held in the name of Borrower or one of its Relevant Subsidiaries and is free from any condition or requirement compliance with which would reasonably be expected to result in a Material Adverse Effect or which Borrower does not reasonably expect to be able to satisfy in a timely manner.

        6.4 Valid and Binding Obligation. This Agreement when executed and delivered by Borrower on or before the date this representation is made or deemed made, constitutes, or, in the case of each other Loan Document to which it is a party, when executed and delivered by it, will constitute, the legal, valid and binding obligation of Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and (ii) general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

        6.5 No Violation. None of the execution and delivery by Borrower of this Agreement and the other Loan Documents to which it is party, the consummation of the transactions contemplated hereby and thereby or compliance with the terms and provisions hereof and thereof does or will (i) contravene or violate its Charter Documents, (ii) contravene or violate any Applicable Law or contravene or result in any breach or constitute any default under any order, writ, injunction, judgment or decree of any court or other tribunal or Governmental Authority, (iii) contravene or result in any breach or constitute any default under, or result in or require the creation of any Lien upon any of its revenues, properties or assets under, any agreement or instrument to which it is a party or by which it or any of its revenues, properties or assets may be bound, except for Permitted Liens, or (iv) require any Governmental Approval of any Person other than any such Governmental Approvals that have been obtained and are in full force and effect; except, in the case of clauses (ii), (iii) and
(iv) above, for any such contraventions, breaches, defaults, Liens or failure to obtain Governmental Approvals that have not resulted in, or would not reasonably be expected to result in, a Material Adverse Effect.

        6.6 Financial Statements. Each of the financial statements of Borrower delivered pursuant to Section 5.1(h) fairly presents, in all material respects, the financial position, results of operations and cash flows of Borrower as of the dates thereof and for the periods covered thereby, as applicable, in accordance with GAAP on a consistent basis except as may otherwise be noted therein (and, in the case of the unaudited quarterly financial statements, subject further to (i) year-end audit adjustments and (ii) the absence of appropriate footnotes that would be included in audited financial statements).

        6.7 Litigation; Labor Disputes.

                (a) Borrower and each of its Relevant Subsidiaries is not in default with respect to any order of any court, arbitrator, administrative agency or other Governmental Authority, other than any order that is the subject of a Good Faith Contest or other order the default under which, or the non-compliance with which, has not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect. There is no injunction, writ or preliminary restraining order of any nature issued by an arbitrator, court or other Governmental Authority directing that any of the transactions provided for in any of the Loan Documents not be consummated as herein or therein provided. Except as set forth on Schedule 6.7, there is no action, suit, investigation or proceeding (including any appeal by any Person of a Governmental Approval) by or before any court, arbitrator, administrative agency or other Governmental Authority pending or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Relevant Subsidiaries (or any of its properties, revenues or assets) which has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

                (b) There is no labor strike, request for representation, slowdown or stoppage actually pending or, to the best knowledge of Borrower, threatened against or affecting it or any of its Relevant Subsidiaries which has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

        6.8 Tax Returns and Payments. Borrower and each of its Relevant Subsidiaries has timely filed or caused to be filed all income tax and other material Tax Returns required by Applicable Law to be filed by it and has paid all Taxes and assessments payable by it, which have become due, other than those subject to a Good Faith Contest or for which the failure to file or pay has not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect.

        6.9 Compliance with Applicable Law. Borrower and each of its Relevant Subsidiaries is in compliance in all respects with all Applicable Law (including Environmental Law), except to the extent that such failure to be in compliance has not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect.

        6.10 Investment Company Act. None of Borrower or any of its Relevant Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940.

        6.11 PUHCA. None of Borrower nor any of its Relevant Subsidiaries is subject to regulation as a "holding company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" or a "public utility company", within the meaning of PUHCA, nor subject to regulation under PUHCA except pursuant to Section 9(a)(2) of PUHCA.

        6.12 Liens. Except for Permitted Liens, there are no Liens securing any Indebtedness or other obligations of any Person covering any present or future revenues, properties or assets of

Borrower. Neither Borrower nor any of its License Subsidiaries (and, if pledged pursuant to Section 5.1(n), LEAP Mexico) has outstanding any Lien or obligation to create any Lien on or with respect to any of its properties, revenues or assets, other than (except as to collateral subject to the Pledge) Permitted Liens or (except as to Capital Stock) minor defects in title that do not materially interfere with their respective abilities to conduct their businesses as currently conducted or to utilize such properties, revenues and assets for their intended purposes.

        6.13 Title.

                  (a) Borrower holds good and legal title to all property, assets and revenues on which it purports to grant Liens pursuant to the Pledge, in all cases free and clear of all Liens except as expressly permitted by the Pledge.

                  (b) Subject to any applicable laws, rules and regulations of the FCC, the provisions of the Pledge are effective to create in favor of the Secured Parties a legal, valid and enforceable first priority Lien on all of the property, assets and revenues described therein and all necessary and appropriate recordings, registrations and filings have been made in all appropriate public offices, and all other necessary and appropriate action has been taken so that the Pledge creates an effective Lien with respect to the property, assets, contract rights and revenues covered thereby, prior and superior to all other Liens except as expressly permitted by the Pledge.

        6.14 Property Rights. Borrower and each of its Relevant Subsidiaries owns, has a license to use or otherwise has the right to use, free and clear of any pending or threatened Liens (other than Permitted Liens), all property rights (real, personal, mixed, tangible or intangible) including all patents, patent applications, trademarks, permits, service marks, names, trade secrets, proprietary information and knowledge, technology, computer programs, databases, copyrights, licenses, franchises and formulas, or rights with respect thereto, and has obtained assignments of all leases and other rights of whatever nature, in each case, that are material to the conduct of Borrower's or such Relevant Subsidiary's business presently being conducted, without any conflict with the rights of others as of the date such property rights are necessary to operate and maintain its business; provided, however, that no inaccuracy in the statements set forth in this Section 6.14 shall constitute a breach of the representations and warranties contained herein, unless such inaccuracy has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

        6.15 Relevant Documents. The Administrative Agent and Lenders have received a true, complete and correct copy of each Relevant Document in effect as of the date this representation is made or deemed made. Each such Relevant Document is in full force and effect and has not been amended, modified or terminated, except as previously disclosed in writing to the Administrative Agent and in accordance with the terms hereof and thereof.

        6.16 Environmental Matters.

               (a) Except as set forth on Schedule 6.16, (i) neither Borrower nor any of its Relevant Subsidiaries is in violation of any Environmental Law which violation has resulted in, or would reasonably be expected to result in, a Material Adverse Effect, (ii) neither Borrower, nor to the best knowledge of Borrower, any third party, has used, released, discharged, generated, stored, or disposed of in, on, under, or about any real property owned or leased by Borrower or transported thereto or therefrom any Hazardous Material in a manner that would reasonably be expected to subject Borrower to any Environmental Claim that would reasonably be expected to result in a Material Adverse Effect, or subject the Administrative Agent or any Lender to any liability under any Environmental Law or to any Environmental Claim, and
(iii) to the best knowledge of Borrower, there are no Hazardous Materials used, stored, or present at, on or near any real property owned or leased by Borrower or any of its Relevant Subsidiaries in violation of Applicable Law or which have resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

                  (b) Except as set forth in Schedule 6.16, there is no proceeding and, to the best knowledge of Borrower, no investigation or threatened investigation by any Governmental Authority or any other Person with respect to the alleged presence or release of Hazardous Materials in, on, from or to any real property owned or leased by Borrower or any of its Relevant Subsidiaries which has resulted in, or would reasonably be expected to result in, a Material Adverse Effect, nor, as of the Closing Date, has Borrower received notice of any pending or threatened Environmental Claim, and, as of the Closing Date, Borrower knows of no reasonable basis for any Environmental Claim.

        6.17 True and Complete Disclosure. No information, report, financial statement or schedule furnished by or on behalf of Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, as of the date of such statements and in light of the circumstances under which they were made, not misleading; provided that to the extent any such information, report, financial statement or schedule was based upon, or constitutes, a forecast, projection or expression of opinion, Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement or schedule.

        6.18 Use of Proceeds. The proceeds of the Loans shall be used solely for the purpose described in Section 2.1(b). No part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" (as defined in Regulation U) or to extend credit to others for such purpose. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with Regulations U or X promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. Sections 220, 221 and 224, respectively).

        6.19 No Subordination. Borrower Obligations (i) are not subordinated in right of payment to any other obligation of Borrower and (ii) will at all times rank prior to or pari passu in right of payment with all present and future unsecured senior Indebtedness of Borrower (including Indebtedness of Borrower under the Indenture) except to the extent provided by law.

        6.20 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No.
87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

        6.21 Indebtedness. Schedule 6.21 is a complete and correct list of all Indebtedness involving $1,000,000 or more in respect of which Borrower or any of its Subsidiaries is in any manner directly or contingently obligated. The maximum principal or face amounts of such Indebtedness which is outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule 6.21.

        6.22 Usury Exemption. The indebtedness under the Loans is exempt from the usury laws of California pursuant to California Corporations Code Section 25117(a)(2)(A).

ARTICLE 7. COVENANTS.

               Borrower covenants and agrees that so long as any Lender has any Commitment hereunder or any amount payable under this Agreement or any other Loan Document remains unpaid, that:

        7.1 Covenants of Borrower under the Indenture. Borrower shall observe and perform each of the covenants and agreements set forth in Articles Four and Five of the Indenture, as in effect on the Effective Date and regardless of whether the Indenture is subsequently amended, modified, supplemented, discharged or terminated (other than restrictions on the rights of Restricted Subsidiaries (as defined in the Indenture), but excluding License Subsidiaries, to guarantee obligations of Cricket Communications), and such covenants and agreements are incorporated by reference into this Agreement, mutatis mutandis, for the benefit of the Administrative Agent, the Collateral Agent and each Lender.

        7.2 Information Covenants. Borrower shall furnish to the Administrative Agent and QUALCOMM:

               (a) Description of License(s). Immediately upon Borrower or any of its Relevant Subsidiaries obtaining a License, a description of such License, such description to include (i) the date such License was awarded to Borrower or any of its Relevant Subsidiaries, (ii) the registered holder of such License (whether Borrower or one of its Relevant Subsidiaries), (iii) the value of the Total License Bid with respect to such License, and (iv) the spectrum block of such License and the "basic trading area" covered by such License.

               (b) Business Plan. If requested by a Lender, Borrower shall deliver to such Lender within 30 days after the date when the FCC releases a public notice declaring that the bidding in FCC Auction No. 35 is closed and within 30 days after the end of each fiscal year of

Cricket Communications and its Subsidiaries thereafter, the Business Plan of Cricket Communications and its Subsidiaries for the then current fiscal year and updated financial projections, in each case as, and to the extent, required under the Vendor Credit Agreements.

               (c) Notice of Certain Occurrences, Etc. Promptly, but in all cases within five (5) Business Days after any Authorized Officer of Borrower obtains knowledge thereof, written notice of (i) any event which constitutes a Default or Event of Default, specifying the nature of such Default or Event of Default and any steps Borrower is taking and proposes to take to remedy the same, (ii) any litigation, arbitration or governmental proceeding pending or threatened by or against Borrower or any of its License Subsidiaries with respect to the ADV, FCC Auction No. 35 or any License acquired in FCC Auction No. 35 or that is the subject of any bid in FCC Auction No. 35 or (iii) any event, condition or circumstance that could reasonably be expected to require Borrower to prepay any Loans under Section 2.11.

               (d) ERISA. Prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000.

        7.3 Books and Records; Inspection Rights. Borrower shall keep books of record and accounts which contain, in all material respects, accounting entries made in accordance with GAAP which fairly present, in all material respects, all dealings and transactions in relation to the business and activities of Borrower and its Relevant Subsidiaries. Borrower shall permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested.

        7.4 Use of Proceeds. Borrower shall use the proceeds of the Loans solely for its intended purposes as described in Section 2.1(b).

        7.5 Compliance with Terms of the ADV and the Order. Borrower, as assignee of the ADV or a portion thereof under one or more ADV Assignments and Acceptances, (a) shall comply in all material respects with all terms and conditions of the ADV, the Order, the Auction No. 35 Public Notice, the FCC Letters and any other Applicable Laws governing the ADV and FCC Auction No. 35;
(b) shall obtain and maintain, or cause to be obtained and maintained, any and all Governmental Approvals by or with any Governmental Authority that are required to be obtained or maintained under the terms and conditions of each License, the ADV, the Order, the Auction No. 35 Public Notice, the FCC Letters and any other Applicable Laws governing the ADV and FCC Auction No. 35; (c) shall notify the FCC (with a copy to QUALCOMM) in accordance with the FCC Letters of its intent to use the ADV or any portion thereof at least two (2) Business Days prior to its intended use, and (d) shall, at all times before the close of FCC Auction No. 35, give sufficient notice to QUALCOMM and the Administrative Agent in order to enable QUALCOMM to make ADV Loans to Borrower pursuant to this Agreement in compliance with the Order, the FCC Letters and the Auction No. 35 Public Notice.

        7.6 Transfer of Licenses.

               (a) From and after the grant of any License to Borrower by the FCC and for so long as any Borrower Obligations remain outstanding, Borrower shall cause one or more Licenses with aggregate Total License Bids in an amount greater than or equal to 150% of the aggregate amount of the total Exposures of all Lenders to be transferred to, and retained by, one or more of Borrower's Wholly-Owned Subsidiaries in accordance with this Section 7.6(a) (such transfers to be made in such order as such Licenses are granted to Borrower). The Capital Stock of such Subsidiaries shall be pledged by Borrower in favor of the Secured Parties pursuant to the Pledge (each such Wholly-Owned Subsidiary, a "License Subsidiary," provided that, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, each License Subsidiary shall be, and, for as long as it remains a License Subsidiary, shall remain, a corporation). Within five (5) calendar days following the grant of each License that is required to be transferred to a License Subsidiary, Borrower shall, to the extent required by the FCC or otherwise by Applicable Law, prepare and file with the FCC an application on Form 603 (or other appropriate form) seeking the FCC's consent to the pro forma transfer of such License to a License Subsidiary. Within three (3) Business Days following its receipt of the FCC's consent to such pro forma transfer (if such prior consent of the FCC is required under Applicable Law) Borrower shall transfer such License to such License Subsidiary and Borrower shall use its best efforts to effect such transfer at the earliest practicable time. If no prior consent of the FCC to transfer of such License to a License Subsidiary is required under Applicable Law, Borrower shall transfer such License to a License Subsidiary within five (5) Business Days of the grant of such License. Within five (5) Business Days of the transfer of such License to a License Subsidiary pursuant to this Section 7.6(a) and as to which the Administrative Agent has not previously received a satisfactory legal opinion, the Administrative Agent and Lenders shall have received a favorable written opinion (addressed to the Administrative Agent and Lenders and dated as of such date) of Messrs. Latham and Watkins, special New York and California counsel to Borrower, or of other legal counsel reasonably acceptable to the Administrative Agent and the Lenders, each dated on or before such date and otherwise in form and substance acceptable to the Administrative Agent and the Lenders, covering such matters relating to such transfer (including, without limitation, as to the first priority perfected Lien of the Collateral Agent on the Capital Stock of such License Subsidiary) as the Administrative Agent or any Lender may reasonably request.

               (b) Notwithstanding any provision of this Agreement or the Pledge to the contrary, if at any time and from time to time the aggregate amount of the Total License Bids for the Licenses then held by the License Subsidiaries exceeds 150% of the aggregate amount of the then total Exposures of all Lenders, whether as a result of an optional prepayment, mandatory prepayment or otherwise, then Borrower may, in its sole discretion, cause the License Subsidiaries to transfer one or more Licenses to a Person that is not a License Subsidiary, but only if and to the extent that, immediately after giving effect to any such transfers, the aggregate amount of the Total License Bids for the remaining Licenses then held by the License Subsidiaries exceeds 150% of the aggregate amount of the then total Exposures of all Lenders under the Facility. Any such transferee of a License shall not be deemed a License Subsidiary by virtue of such transfer. If any License Subsidiary shall transfer all of its Licenses in accordance with this Section 7.6, such entity shall thereafter cease to be a License Subsidiary.

               (c) It shall be a condition to any transfer of any Licenses described in Section 7.6(b) that Borrower and the transferring License Subsidiary deliver an Officer's Certificate of Borrower and delivered to the Administrative Agent and QUALCOMM, indicating:

                      (i) the License(s) proposed to be transferred;

                      (ii) the Total License Bids attributable thereto (including the Net Winning Bid applicable to each such License and the portion of the ADV Loans attributable to each License held by the License Subsidiary immediately after giving effect to such transfer); and

                      (iii) the percentage amount that is derived by dividing
        (1) the aggregate amount of the Total License Bids for the remaining Licenses to be held by the License Subsidiaries immediately after giving effect to any such transfer by (2) the total Exposures of all Lenders under the Facility at such time.

               (d) A junior Lien on the Capital Stock of a License Subsidiary may be granted to the creditors under a Vendor Credit Agreement or their duly appointed agent, subject, in each case, to the due execution of a subordination agreement, by Borrower, such License Subsidiary, each such creditor or agent thereof, the Administrative Agent and the Collateral Agent, in form, scope and substance satisfactory to the Administrative Agent and the Required Lenders, and delivery of a counterpart thereof to the Administrative Agent. In connection with the granting of any such Lien, the Lenders, the Administrative Agent and the Collateral Agent (i) shall take such steps as said creditors reasonably may request in order to facilitate the perfection of such junior Lien in favor of such creditors, and (ii) shall enter into an agreement in form and substance reasonably satisfactory to such parties of the type contemplated in clause (d) of the definition of "Permitted License Acquisition Debt" set forth in the Vendor Credit Agreements (as in effect on the Effective Date).

        7.7 Waiver of Stay, Extension or Usury Laws. Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law, which would prohibit or forgive Borrower from paying all or any portion of the principal of and/or interest, if any, on the Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement or any other Loan Document; and (to the extent that it may lawfully do so) Borrower hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power granted to the Administrative Agent or the Collateral Agent herein or in any other Loan Document, but shall suffer and permit the execution of every such power as though no such law had been enacted.

        7.8 Use of Loans. Borrower covenants hereby to utilize the Facility in full to pay Net Winning Bids for the Licenses before using its own cash resources or other sources of funding.

ARTICLE 8. EVENTS OF DEFAULT.

        8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

               (a) Payments. A failure by Borrower to pay (whether at maturity, by acceleration or otherwise) the following amounts:

                      (i) any principal of any Loan when due; or

                      (ii) any interest on any Loan, any other amounts owing hereunder or under any other Loan Document or any other amounts constituting Borrower Obligations within three (3) Business Days after such interest or other amount first becomes due.

               (b) Representations. Any representation or warranty made by Borrower herein or in any other Loan Document or any representation, warranty or statement in any certificate, financial statement or other document furnished to the Administrative Agent or any Lender by or on behalf of Borrower hereunder or under any other Loan Document shall prove to have been false or misleading in any material respect as of the time made, deemed made, confirmed or furnished.

               (c) Covenants.

                      (i) Borrower shall fail to observe or perform any of the covenants contained in Section 7.1 (but only to the extent of a failure to observe or perform those covenants set forth in Article 5 of the Indenture or Borrower's failure to make or consummate an Offer to Purchase (as defined in the Indenture) in accordance with Section 4.05 or Section 4.14 of the Indenture (as in effect on the Effective Date)),
        Section 7.4 or Section 7.6(a) of this Agreement or shall fail to transfer to a License Subsidiary within 120 days of the grant thereof by the FCC, any License required to be transferred to a License Subsidiary by Section 7.6(a).

                      (ii) Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained herein or in any other Loan Document (except as otherwise provided in Section 8.1(a) and Section 8.1(c)(i)), and such default shall continue unremedied for a period of thirty (30) days after the earlier of the date on which written notice thereof shall have been received by Borrower from the Administrative Agent or the date on which Borrower has acquired knowledge of the same.

               (d) Acceleration Under Other Agreements. Borrower or Holdings (i) shall default in the observance or performance of any agreement or condition relating to any Indebtedness, the outstanding principal amount of which (individually or in the aggregate) exceeds $5,000,000, or (ii) any other event or condition shall have occurred under any such Indebtedness, in either case the effect of which default or other event or condition is to cause any such Indebtedness to become due prior to its stated maturity, or any such Indebtedness of Borrower shall be declared due and payable prior to the stated maturity thereof.

               (e) Involuntary Bankruptcy, Etc. An involuntary proceeding shall have been commenced against Borrower or Holdings seeking that Borrower or Holdings be wound up or liquidated, adjudging Borrower or Holdings bankrupt or insolvent or seeking reorganization, arrangement, adjustment or composition of or in respect of Borrower or Holdings under any Applicable Law or seeking the appointment of a receiver, liquidator, intervenor, assignee, trustee or other similar official of Borrower or Holdings or of any substantial part of its property or other assets, or the winding up or liquidation of its affairs, and such proceeding continues undismissed for 60 days.

               (f) Voluntary Bankruptcy, Etc. The institution by either of Borrower or Holdings of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it; or the filing by it of a petition or answer or consent seeking reorganization or debt relief under any Applicable Law or to the appointment of a receiver, liquidator, intervenor, assignee, trustee or other similar official of it of any substantial part of its property; or the making by it of an assignment for the benefit of creditors generally; or the admission by it in writing of its inability to pay its debts generally as they become due; or any action is taken by Borrower or Holdings for the purpose of effecting any of the foregoing.

               (g) Analogous Proceedings. There occurs, in relation to Borrower or Holdings, in any country or territory in which it carries on business or to the jurisdiction of whose courts any part of its assets is subject, any event which in that country or territory corresponds with, or has an effect equivalent or similar to, any of those mentioned in Section 8.1(e) or (f).

               (h) Attachment of Assets. Any Person attaches or institutes proceedings to attach all or any part of the assets of Borrower or Holdings (which assets shall have a value in excess of $5,000,000), and any attachment or any judgment Lien against any such assets (i) remains unlifted, unstayed or undischarged for a period of sixty (60) days or (ii) is upheld in a final non-appealable judgment of a court of competent jurisdiction.

               (i) Loan Documents.

                      (i) This Agreement, any of the other Loan Documents or any material provision hereof or thereof is or becomes invalid, illegal or unenforceable or Borrower or any of its Affiliates shall have repudiated or disavowed or taken any action to challenge the validity or enforceability of any such agreement.

                      (ii) At any time, the Pledge shall fail to provide the Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby (including the priority intended to be created thereby), or such Lien shall fail to have the priority contemplated therefor in the Pledge, or such Pledge shall cease to be in full force and effect, or the validity thereof or the applicability thereof to any obligations purported to be secured or guaranteed thereby or any part thereof, shall be disaffirmed in writing by or on behalf of Borrower or any of its Affiliates.

                      (iii) If within twenty (20) days after receipt of notice thereof from the Administrative Agent, Borrower fails to defend the Administrative Agent, the Collateral Agent or Lender(s) from any actions, judgements or suits asserted by any Person against the Administrative Agent, the Collateral Agent or Lender(s) in connection with the Liens, security interests, rights, titles, interests, remedies, powers or privileges created by the Pledge (including the priority intended to be created thereby).

               (j) Title. Subject to Liens expressly permitted to exist thereon under the Pledge, Borrower shall cease to have good and legal title to any portion of its property, assets and revenues on which it purports to grant Liens pursuant to the Pledge.

               (k) Judgments. One or more judgments or decrees exceeding $5,000,000 (except to the extent any applicable insurer(s) shall have acknowledged liability therefor) shall be entered against Borrower or Holdings and such judgments or decrees shall not be paid within thirty (30) days, or shall not be vacated, discharged or stayed or bonded (to the reasonable satisfaction of the Administrative Agent) pending appeal for any period of thirty (30) consecutive days.

               (l) Licenses. Wireless licenses covering at least fifty percent (50%) or more of the total potential customers covered by all of the wireless licenses of Borrower and its Subsidiaries (the "Minimum Licenses") shall not be renewed or shall be rescinded, terminated, suspended or determined to be invalid or shall cease to be in full force and effect.

               (m) The Indenture. An "Event of Default" (as such term is defined in the Indenture) shall have occurred and be continuing under the Indenture, as in effect on the Effective Date, and regardless of whether such "Event of Default" shall have been waived pursuant to the Indenture and regardless of whether the Indenture is subsequently amended, modified, supplemented, discharged or terminated.

               (n) ERISA. An ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, has resulted in, or would reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding (i) $1,000,000 in any year or (ii) $5,000,000 for all periods.

        8.2 Remedies. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, and if directed by the Required Lenders in accordance with Section 8.3 shall, exercise any or all rights and remedies at law or in equity (in any combination or order that the Administrative Agent may elect) and, without limitation or prejudice to the foregoing, at any time thereafter during the continuance of such event, the Administrative Agent may, and if directed (except for any Event of Default with respect to Borrower as described in Section 8.1(e), (f) or (g)) by the Required Lenders in accordance with Section 8.3 shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and
(ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees accrued hereunder and other Borrower Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and in case of any event with respect to Borrower described in Section 8.1(e), (f) or (g), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees accrued hereunder and other Borrower Obligations, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

        8.3 Exercise of Remedies. In taking or omitting to take any action, or exercising any right or remedy under Section 8.2 upon an Event of Default, the Administrative Agent may take such actions or exercise such rights or remedies as it deems prudent under the circumstances and, in any event, shall comply with the directions of the Required Lenders.

ARTICLE 9. AGENTS.

        9.1 Appointment. Each Lender hereby irrevocably appoints each Agent as its agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof and of any other Loan Document, together with such actions and powers as are reasonably incidental thereto.

        9.2 Rights and Powers as Lender. Any Person serving as an Agent hereunder or under any other Loan Document shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate of Borrower and any Person who may do business with or own securities of Borrower or any Subsidiary or Affiliate of Borrower, all as if such Person were not an Agent and without any duty to account therefor to Lenders or any other Person.

        9.3 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article 9 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

        9.4 Liability. Neither Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and no implied covenants or obligations shall be read into this Agreement or the other Loan Documents to which it or any of its Affiliates is a party. Without limiting the generality of the foregoing (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) neither Agent shall have any right or duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and by the other Loan Documents that such Agent is required to exercise in writing by the Required Lenders and (c) except as expressly set forth herein and in the other Loan Documents, neither Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders, as the case may be, or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein,
(iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to either Agent under this Agreement or any other Loan Document.

        9.5 Reliance. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any written notice, instruction, direction, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for Borrower), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. Each Agent also may consult with independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Neither Agent shall be required to advance its own funds in the performance of its duties hereunder or under any other Loan Documents to which it is a party. Each Agent may perform its duties and exercise its rights hereunder or thereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder except as expressly provided otherwise in this Loan Agreement or any Loan Document to which such Agent is a party.

        9.6 Non-Reliance by Lenders. Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. Each Lender expressly acknowledges that neither Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by either Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender acknowledges that it has the knowledge and experience to be, and is capable of evaluating the merits and risks of being, a Lender hereunder.

        9.7 Indemnification. Lenders agree to indemnify each Agent (to the extent not reimbursed by or on behalf of Borrower), ratably according to the respective principal amounts of the Exposures then held by them (or if no Exposures are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by either Agent under this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to which it is a party, to the extent that such Agent is not reimbursed for such expenses by or on behalf of Borrower.

        9.8 Successor. Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If an instrument of acceptance by a successor administrative agent or collateral agent, as the case may be, shall not have been delivered to the applicable Agent within thirty (30) days after the giving of such notice of resignation, the applicable Agent may petition any court of competent jurisdiction for the appointment of a successor agent. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent's resignation hereunder, the provisions of this Article 9 and Section
10.3 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

ARTICLE 10. MISCELLANEOUS.

        10.1 Notices.

               (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, (i) if to Borrower, either Agent or any Lender, at the address specified for such Person on the signature pages to this Agreement (or in any Assignment Agreement pursuant to which a Person becomes party to this Agreement), or (ii) at such other address as shall be designated by any party in a written notice to the other parties to this Agreement.

               (b) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement, when hand delivered, telecopied, telegraphed or telexed, shall be deemed to have been given when hand delivered, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, and when sent by regular mail, postage prepaid, return receipt requested or international air courier, shall be deemed to have been given five (5) days after the date of deposit in the mails or with the international air courier, respectively, provided that any such notice or communication to an Agent shall be deemed to have been given only on the date of receipt.

        10.2 Waivers; Amendments.

               (a) No failure or delay by the Administrative Agent, the Collateral Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether either Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

               (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or by Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no agreement waiving, amending or modifying this Agreement or any provision hereof shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 4.5(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender or (v) change any of the provisions of this Section 10.2 or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of either Agent without the prior written consent of such Agent.

        10.3 Expenses, Indemnity, Damage Waiver.

               (a) Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent and for Lenders, in connection with the syndication of the credit facilities provided for herein, the due diligence, preparation and administration of this Agreement or any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and by any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent and for any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 10.3 (and whether or not the Administrative Agent, the Collateral Agent or any Lender is a party to any proceeding or action that may arise in relation thereto and from which such expenses arise), or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations (whether or not consummated) in respect of the Loans.

               (b) Borrower shall indemnify the Administrative Agent, the Collateral Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) have resulted from (1) the gross negligence or willful misconduct of such Indemnitee, (2) the intentional violation of FCC regulations by such Indemnitee, or (3) the breach by QUALCOMM of its representations, warranties or obligations under
Section 2.1(c), or (B) are indirect or consequential damages, including lost profits, of QUALCOMM or any of its Affiliates.

               (c) Borrower shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) any revocation, cancellation or a diminution in value of, or any restriction on, any portion of the ADV that has been assigned to Borrower under the ADV Assignment and Acceptance as part of ADV Loans (whether any unused portion of the ADV has been returned to QUALCOMM or not) or (ii) any liability to QUALCOMM or any of its assignees (other than Borrower or its License Subsidiaries) resulting from any violation of the terms and conditions of the Order or any other Applicable Laws governing the ADV or FCC Auction No. 35 by Borrower or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) have resulted from (1) the gross negligence or willful misconduct of such Indemnitee, (2) the intentional violation of the Order or other FCC regulations by such Indemnitee, or (3) the breach by QUALCOMM of its representations, warranties or obligations under Section 2.1(c), or (B) are indirect or consequential damages, including lost profits, of QUALCOMM or any of its Affiliates.

               (d) To the extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by any Loan Document, any Loan or the use of the proceeds thereof.

               (e) The obligations under Section 10.3(a) and Section 10.3(b) shall remain effective regardless of whether the transactions contemplated under this Agreement and the other Loan Documents shall be consummated. The provisions of this Section 10.3 shall survive the termination of the Commitments and the repayment of the Loans.

               (f) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

        10.4 Successors and Assigns; Participations.

               (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

               (b) Subject to Section 10.4(c), any Lender may assign to one or more Eligible Assignees all or a portion of its Loans at the time owing to it; provided that (i) each partial assignment shall be in a minimum amount of $5,000,000 of the Loans, (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $1,250, except that no assignment fee shall be payable for any assignment or in respect of any assignment in a series of assignments between the same assignor and assignee if the assignment fee was paid for the first assignment in such series, and (iii) the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.4(e), from and after the effective date specified in each Assignment Agreement the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1, 4.2, 4.4 and 10.3); provided, however, that in no event shall QUALCOMM be released from its obligations under Section 2.1(c). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.4(f).

               (c) No Lender may assign to any Person any portion of its respective Commitment under this Agreement until, and only to the extent that, any portion thereof shall be funded and shall become a Loan.

               (d) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and Borrower, the Administrative Agent, the Collateral Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

               (e) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in Section 10.4(b), the Administrative Agent shall accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

               (f) Any Lender may, without the consent of Borrower or either Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of the Loans owing to it; provided that (i) such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Collateral Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.2 and 4.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.4(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender, provided such Participant agrees to be subject to Section 4.5(c) as though it were a Lender.

               (g) No Lender may sell participations in any portion of its respective Commitment under this Agreement to any Person.

               (h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        10.5 Survival. All covenants, agreements, representations and warranties made by Borrower herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that either Agent or any Lender may have had notice or knowledge of any Default, Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 4.1, 4.2, 4.4 and 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

        10.6 Counterparts; Integration; Effectiveness.

               (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, each other Loan Document and any separate letter agreements with respect to fees payable to either Agent or any other party hereto constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

               (b) Except as provided in Section 5.1 and (with respect to the conditions to the initial Loans) Section 5.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

        10.7 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 10.7 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

        10.8 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        10.9 Governing Law; Jurisdiction; Consent to Service of Process.

               (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

               (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any Promissory Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction.

               (c) Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 10.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

               (d) Borrower hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon CSC Networks, presently located at 80 State Street, Albany, NY 12207, U.S.A. (the "Process Agent"), and Borrower hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to Borrower shall not impair or affect the validity of such service or of any judgment based thereon. Each party to this Agreement further irrevocably consents to service of process in the manner provided for written notices in
Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

        10.11 Headings. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

        10.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

        10.13 Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the obligations of Borrower hereunder, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by the Administrative Agent, the Collateral Agent or any Lender. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

        10.14 Further Assurances. Borrower, the Lenders, the Administrative Agent and the Collateral Agent each shall take, or cause to be taken at the cost and expense of Borrower, all actions, and shall do, or cause to be done, all things reasonably necessary, proper and advisable in order to facilitate and consummate the transactions contemplated hereby (including, without limitation, the contemplated use of the ADV in order to cover portions of the Net Winning
Bids).

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

               IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.


BORROWER:                          LEAP WIRELESS INTERNATIONAL, INC.



                                   By: /s/ THOMAS D. WILLARDSON
                                      -----------------------------------------

                                   Printed Name: THOMAS D. WILLARDSON
                                                -------------------------------
                                   Title: SENIOR VICE PRESIDENT & TREASURER
                                         --------------------------------------

                                   Notice Address for Borrower:

                                   Leap Wireless International, Inc.
                                   10307 Pacific Center Court
                                   San Diego, California 92121
                                   Attention:      General Counsel
                                   Facsimile No.:  (858) 882-6040
                                   Telephone No.:  (858) 882-6000

ADMINISTRATIVE AGENT:              CITIBANK, N.A.,
                                   as the Administrative Agent



                                   By: /s/ LAUREN BROWN
                                      -----------------------------------------

                                   Printed Name: LAUREN BROWN
                                                -------------------------------
                                   Title: ATTORNEY-IN-FACT
                                         --------------------------------------


                                   Notice Address:

                                   CITIBANK, N.A., as the Administrative Agent
                                   2 Penns Way, Suite 200
                                   New Castle, DE 19720
                                   Attention:      Janet Wallace
                                   Facsimile No.:  (302) 894-6120
                                   Telephone No.:  (302) 894-6029

COLLATERAL AGENT:                 CITIBANK, N.A.,
                                  as the Collateral Agent



                                  By: /s/ JOHN J. BYRNES
                                     -----------------------------------------

                                  Printed Name: John J. Byrnes
                                               -------------------------------
                                  Title: Vice President
                                        --------------------------------------


                                  Notice Address:

                                  CITIBANK, N.A., as the Collateral Agent
                                  Citibank Agency and Trust
                                  111 Wall Street, 14th Floor
                                  New York, NY 10043
                                  Attention:      Donna White
                                  Facsimile No.:  (212) 657-3872
                                  Telephone No.:  (212) 657-5252

LENDERS:                         QUALCOMM INCORPORATED



                                 By: /s/ PAUL FISKNESS
                                    -----------------------------------------

                                 Printed Name: Paul Fiskness
                                              -------------------------------
                                 Title: VP Finance
                                       --------------------------------------


                                 Notice Address:

                                 QUALCOMM Incorporated
                                 5775 Morehouse Drive
                                 San Diego, CA 92121
                                 Attention:   Vice President, Project Finance
                                 Facsimile No.:  858-658-4203
                                 Telephone No.:  858-658-4846

                                    EXHIBIT A

                            FORM OF BORROWING REQUEST


                                                        Date: __________________



                          To: CITIBANK, N.A., as Administrative Agent 2 Penns Way, Suite 200
                                    New Castle, DE 19720
                                    Attention:   Janet Wallace



                                    QUALCOMM Incorporated
                                    5775 Morehouse Drive
                                    San Diego, CA 92121
                                    Attention:   Vice President, Project Finance



        Re: Borrowing Request No.___ under the Loan Agreement dated as of January 22, 2001 (as the same may from time to time be amended, modified, supplemented or restated, the "Loan Agreement"), by and among LEAP WIRELESS INTERNATIONAL, INC. ("Borrower"), QUALCOMM INCORPORATED ("QUALCOMM") and the other lenders from time to time party thereto (the other lenders and QUALCOMM, collectively, the "Lenders"), and CITIBANK, N.A., as administrative agent for the Lenders (the "Administrative Agent") and as collateral agent for the Lenders.


Ladies and Gentlemen:

                  Borrower refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives the Administrative Agent irrevocable notice, pursuant to Section 2.3(a) of the Loan Agreement, of the request for Borrowing as specified herein:

     The aggregate amount of the requested Loans is $[_______________].

     Subject to Section 2.3(a)(iii) of the Loan Agreement, the requested funding date of the requested Loan (which is a Business Day), is [_______________, 200__].

     If the requested Loan is to be funded in whole or in part as an ADV Loan pursuant to the ADV Notice and the ADV Assignment and Acceptance, the requested date of the execution and delivery of the ADV Assignment and Acceptance Agreement is [_______________, 200__].

     If the requested Loan is to be funded in whole or in part as a Cash Loan, the account to which the requested Cash Loan is to be deposited is account number [_________] maintained at [_________________________________].

                  Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the requested Loan, before and after giving effect thereto and to the application of the proceeds therefrom:

                           (a) the representations and warranties of Borrower contained in each of the Loan Documents to which it is a party are true and correct in all material respects on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such date);

                           (b) no Default or Event of Default has occurred and is continuing, or would result from such requested Loan;

                           (c) since the date of the most recent audited financial statements delivered pursuant to Section 5.1(h) of the Loan Agreement, no event, circumstance, occurrence or condition shall have occurred which has resulted in, or would reasonably be expected to result in, a Material Adverse Effect;

                           (d) the requested Loan will not result in (i) each Lender's Exposure under the Facility exceeding such Lender's Commitment or (ii) the sum of all Lenders' Exposures under the Facility exceeding the Total Commitment; and

                           (e) the requested Loan will be used to finance [the Commitment Fee] [Net Winning Bids for Licenses acquired by Borrower in FCC Auction No. 35] as contemplated in Section 2.1(b) of the Loan Agreement [or interest to be capitalized in accordance with Section 2.8(c) of the Loan Agreement].

                           Attached as Schedule 1 to this Borrowing Request is a true and correct description of the following:

                           (i) the License(s) the acquisition of which is being financed from the proceeds of this Borrowing,

                           (ii) the Total License Bids for such License(s) (including the Net Winning Bid applicable to each such License),

                           (iii) the aggregate amount of total upfront payments made by Borrower in connection with such License(s), and

                           (iv) the aggregate amount of any cash payments due and payable with respect to such License(s) after the close of FCC Auction No. 35, if any, that cannot be credited against or adjusted by the ADV pursuant to the Order.

                            [SIGNATURE PAGE FOLLOWS]

                                     Borrower:

                                     LEAP WIRELESS INTERNATIONAL, INC.


                                     By:
                                        ---------------------------------------
                                         Name:
                                         Title:

                         SCHEDULE 1 TO BORROWING REQUEST

                                    EXHIBIT B

                      FORM OF ADV ASSIGNMENT AND ACCEPTANCE

         THIS ADV ASSIGNMENT AND ACCEPTANCE dated as of __________, 2001 (the "Effective Date"), between QUALCOMM INCORPORATED (the "Assignor") and LEAP WIRELESS INTERNATIONAL, INC. (the "Assignee").

         A. This ADV Assignment and Acceptance is being executed and delivered in accordance with and with reference to Section 2.4(a) of that certain Loan Agreement dated as of January 22, 2001 (as from time to time amended, modified, supplemented or restated, the "Loan Agreement"), by and among the Assignee (as Borrower), Assignor (as a Lender), and the other lenders from time to time party thereto (the other lenders and the Assignor, collectively, the "Lenders"), and Citibank, N.A. as administrative agent for Lenders (the "Administrative Agent") and as collateral agent for Lenders. All capitalized terms used, but not defined herein, shall have the respective meanings assigned to such terms in the Loan Agreement.

         B. On the terms and subject to the conditions set forth in the Loan Agreement and herein, the Assignor desires to transfer, sell and assign to the Assignee, and the Assignee desires to purchase and assume from the Assignor, an interest (the "Assigned Interest") in the Assignor's rights and obligations in, to and under the ADV as of the Effective Date in the amount of $________ to be used by the Assignee for purchasing the License(s) described in the Borrowing Request No. __, dated [_______________] (the "Borrowing Request"), delivered by Borrower under the Loan Agreement.

         NOW, THEREFORE, in consideration for undertaking an obligation to repay an ADV Loan pursuant to the terms of the Loan Agreement in the aggregate principal amount equal to the $__________ value Assigned Interest, the receipt and sufficiency of which consideration are hereby acknowledged, the Assignor and the Assignee hereby agree as follows:

         1. The Assignor hereby sells and assigns to the Assignee WITHOUT RECOURSE (but subject to Assignor's representations, warranties and obligations set forth in Section 2.1(c) of the Loan Agreement), and the Assignee hereby purchases and assumes from the Assignor, the Assigned Interest.

         2. After the execution and delivery of this ADV Assignment and Acceptance by the Assignee, the Assignor will, upon request of the Assignee, promptly provide to the Assignee copies of all documents related to the ADV, to the extent the Assignor deems such documents to be necessary for crediting the Assigned Interest against the acquisition price of the License(s) that is being financed as part of the Borrowing requested under the Borrowing Request by Assignee and to the extent such documents have not been previously furnished to the Assignee.

         3. Except as provided in Section 2.1(c) of the Loan Agreement, the Assignor makes no representations or warranty and assumes no responsibility with respect to any statements, warranties or representations made in connection with the ADV or as to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the ADV.

         4. The Assignee agrees hereby that it will perform in accordance with their terms all of the obligations that, by the terms of the Loan Agreement, are required to be performed by the Assignee with respect to the Assigned Interest, including its obligations under Section 7.5 of the Loan Agreement.

         5. Following the execution of this ADV Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for recording.

         6. The Assignee shall deliver to the Assignor a duly executed Promissory Note evidencing the ADV Loan to be made by the Assignor to the Assignee in the aggregate principal amount equal to the Assigned Interest in accordance with Section 2.7(d) of the Loan Agreement.

         7. This ADV Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

         IN WITNESS WHEREOF, each of the parties hereto has caused this ADV Assignment and Acceptance to be executed and delivered by a duly authorized person on the date first set forth above.

ASSIGNOR:

QUALCOMM INCORPORATED


By:
   ------------------------------------
Printed Name:
             --------------------------
Title:
      ---------------------------------

ASSIGNEE:

LEAP WIRELESS INTERNATIONAL, INC.


By:
   ------------------------------------
Printed Name:
             --------------------------
Title:
      ---------------------------------


RECORDED this_____day of

_________________, 200__


CITIBANK, N.A.,
as the Administrative Agent


By:
   ------------------------------------
Printed Name:
             --------------------------
Title:
      ---------------------------------

                                    EXHIBIT C

                               FORM OF ADV NOTICE


                                                        Date: __________________



              To:      CITIBANK, N.A., as Administrative Agent
                       2 Penns Way, Suite 200
                       New Castle, DE 19720
                       Attention: Janet Wallace


                       LEAP WIRELESS INTERNATIONAL, INC.
                       10307 Pacific Center Court
                       San Diego, California 92121
                       Attention:  General Counsel


                       [            ], as Lender(s)
                       Attention:  [      ]


        Re: ADV Notice with respect to Borrowing Request No.___, dated as of [____], 2001 (the "Borrowing Request"), issued under the Loan Agreement dated as of January 22, 2001 (as the same may from time to time be amended, modified, supplemented or restated, the "Loan Agreement"), by and among LEAP WIRELESS INTERNATIONAL, INC. ("Borrower"), QUALCOMM INCORPORATED ("QUALCOMM") and the other lenders from time to time party thereto (the other lenders and QUALCOMM, collectively, the "Lenders"), and CITIBANK, N.A., as administrative agent for the Lenders (the "Administrative Agent") and as the collateral agent for the Lenders.


Ladies and Gentlemen:

                  Reference is made to the Loan Agreement and the Borrowing Request, the terms defined therein being used herein as therein defined. QUALCOMM hereby gives the Administrative Agent a notice, pursuant to Section 2.3(d) of the Loan Agreement, with respect to the extension of the ADV Loans, if any, on the date of Borrowing requested of the request for Borrowing as specified herein:

     The aggregate amount of the Loans requested in the Borrowing Request is $[_______________], of which amount

          (A) [$______][$nil] shall be the aggregate principal amount of ADV Loan(s); and
          (B) [$______][$nil] shall be the aggregate principal amount of Cash Loan(s)

     [Subject to Section 2.3(a)(iii) of the Loan Agreement, the funding date of the requested Cash Loan (which is a Business Day), shall be [_______________, 200__].]

     If the requested Loan is funded in whole or in part as an ADV Loan pursuant to the ADV Notice and the ADV Assignment and Acceptance, the date of the execution and delivery of the ADV Assignment and Acceptance shall be [_______________, 200__] [not applicable].

     If the requested Loan is funded in whole or in part as a Cash Loan, the account to which the requested Cash Loan is to be deposited shall be account number [_________] maintained at
         [_________________________________] [not applicable].

                                         QUALCOMM INCORPORATED



                                         By:
                                            -----------------------------------
                                               Name:
                                               Title:

                                    EXHIBIT D

                        FORM OF ASSIGNMENT AND ACCEPTANCE

                  ASSIGNMENT AND ACCEPTANCE dated as of __________, 200[ ], between ____________ (the "Assignor") and _______________ (the "Assignee").

         A. This Assignment and Acceptance is being executed and delivered in accordance with and with reference to Section 10.4(b) of that certain Loan Agreement dated as of January 22, 2001 (as from time to time amended, modified, supplemented or restated, the "Loan Agreement"), by and among LEAP WIRELESS INTERNATIONAL, INC. ("Borrower"), QUALCOMM INCORPORATED ("QUALCOMM"), and the other lenders from time to time party thereto (the other lenders and QUALCOMM, collectively, the "Lenders"), and CITIBANK, N.A. as administrative agent for Lenders (the "Administrative Agent") and as collateral agent for Lenders.

         B. The Assignor is a Lender under and as defined in the Loan Agreement and, as such, presently has outstanding Loans under the Loan Agreement as set forth in Schedule I to this Assignment and Acceptance.

         C. On the terms and subject to the conditions set forth below, as of the Effective Date (as defined below), the Assignor desires to sell and assign to the Assignee, and the Assignee desires to purchase and assume from the Assignor, all of the Assignor's rights and obligations in, with respect to and under the Loans in the aggregate principal amount of $___________ made by the Assignor under the Loan Agreement (the "Assigned Interest").

         D. After giving effect to such assignment, the respective outstanding Loans of the Assignor and the Assignee under the Loan Agreement will be as set forth in Schedule I to this Assignment and Acceptance.

         NOW, THEREFORE, the Assignor and the Assignee hereby agree as follows:

         1. The Assignor hereby sells and assigns to the Assignee WITHOUT RECOURSE, and the Assignee hereby purchases and assumes from the Assignor, the Assigned Interest.

         2. After the execution and delivery of this Assignment and Acceptance by the Assignee, the Assignor will, upon request of the Assignee, promptly provide (or will request the Administrative Agent to provide) to the Assignee copies of all documents not previously furnished to the Assignee that were delivered to the Assignor or the Administrative Agent pursuant to the conditions precedent set forth in Article 5 of the Loan Agreement.

         3. The Assignor:

                (a) represents and warrants that it is the legal and beneficial owner of the Assigned Interest and that such interest is free and clear of any adverse claim;

                (b) makes no representations or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any Person other than itself in or in connection with the Loan Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other Loan Document; and

                (c) makes no representations or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Loan Agreement or any other Loan Document.

        4. The Assignee:

                (a) confirms that it has received a copy of the Loan Agreement and the Pledge, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter this Assignment and Acceptance;

                (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement and the other Loan Documents;

                (c) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action in its capacity as the Administrative Agent or the Collateral Agent (as the case may be) on the Assignee's behalf and to exercise such powers under the Loan Agreement and the other Loan Documents as are delegated to the Administrative Agent or the Collateral Agent (as the case may be) by the terms thereof, together with such powers as are reasonably incidental thereto;

                (d) represents and warrants that (i) it is an "Eligible Assignee" as such term is defined in the Loan Agreement and (ii) has completed delivered to the Administrative Agent an "Administrative Questionnaire" as such term is defined in the Loan Agreement; and

                (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by a Lender.

        5. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for recording by the Administrative Agent. The proposed effective date for this Assignment and Acceptance shall be [_____________________].

        6. At or before 12:00 noon, local time of the Assignor on the proposed effective date, (a) the Assignee shall have paid to the Assignor the purchase price agreed to by the Assignor and the Assignee by wire transfer, (b) the Administrative Agent shall have received the assignment fee of $1,250 as set forth in Section 10.4(b) of the Loan Agreement, and (c) the Administrative Agent shall have accepted and recorded this Assignment and Acceptance (the satisfaction of the foregoing three conditions on such date being the "Effective Date"). As of the Effective Date, (i) the Assignee shall be a party to the Loan Agreement, (ii) the Assignor shall, with respect to the Assigned Interest, relinquish its rights and be released from its obligations under the Loan Agreement, and (iii) the amounts of the Loans held by and the Commitments for each of the Assignor and Assignee (after giving effect to the assignment pursuant to this Assignment and Acceptance) will be as set forth in Schedule I to this Assignment and Acceptance. The Assignor shall retain all rights and obligations applicable to it under the Loan Agreement relating to acts or omissions made, or other matters arising, prior to the Effective Date.

         7. Upon and after the Effective Date, the Administrative Agent shall be directed to make all payments under the Loan Agreement that are payable by the Administrative Agent for the account of the appropriate Lender to the appropriate Lenders severally in proportion to their respective percentages determined after giving effect to this assignment in accordance with the Loan Agreement. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Agreement for periods prior to the Effective Date directly between themselves.

         8. Each of the parties to this Assignment and Acceptance agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment and Acceptance.

         9. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Assignment and Acceptance to be executed and delivered by a duly authorized person on the date first set forth above.

ASSIGNOR:

[NAME OF ASSIGNOR]



By:
   --------------------------------------
Printed Name:
             ----------------------------
Title:
      -----------------------------------


ASSIGNEE:

[NAME OF ASSIGNEE]



By:
   --------------------------------------
Printed Name:
             ----------------------------
Title:
      -----------------------------------



RECORDED this______day of

_______________, 200__

CITIBANK, N.A.,
as the Administrative Agent



By:
   --------------------------------------
Printed Name:
             ----------------------------
Title:
      -----------------------------------

                     SCHEDULE I TO ASSIGNMENT AND ACCEPTANCE

           ASSIGNOR'S AND ASSIGNEE'S OUTSTANDING LOANS AND COMMITMENTS
                               (AFTER ASSIGNMENT)


ASSIGNOR                                   OUTSTANDING LOANS                  OUTSTANDING COMMITMENTS
Loans                                          $                                     $
                                                ----------                            -----------

ASSIGNEE

Loans                                          $
                                                ----------


                                    EXHIBIT E


--------------------------------------------------------------------------------
DEAL NAME: QUALCOMM -- Leap Wireless International, Inc, Term Loan
--------------------------------------------------------------------------------


LEGAL NAME OF YOUR INSTITUTION TO APPEAR IN DOCUMENTATION


--------------------------------------------------------------------------------

             ------------------------------------------------------
                                     GENERAL
                                   INFORMATION
             ------------------------------------------------------



LENDING OFFICE:

         Institution Name:
                          --------------------------------------------------
         Street Address:
                          --------------------------------------------------
         City/State/Zip:
                          --------------------------------------------------
         Attention:
                          --------------------------------------------------
         Telephone #:
                          --------------------------------------------------
         Fax #:
                          --------------------------------------------------

TAX WITHHOLDING:

         Non-Resident Alien: _____ yes* _____ no (*Form 4224 Enclosed) Tax ID Number:
                        --------------------------------------------

Attn:  [_______________]

                                    EXHIBIT F

                             FORM OF PROMISSORY NOTE

$__________                                                  New York, New York
                                                            [__________], 200[_]


                  FOR VALUE RECEIVED, LEAP WIRELESS INTERNATIONAL, INC., a Delaware corporation ("Borrower"), hereby promises to pay to [ADV LOANS:
QUALCOMM INCORPORATED ("QUALCOMM" or the "Lender")] [CASH LOANS:
__________________ (the "Lender"), at the office of the Lender located at
__________________________________], the principal sum of
[_____________________________] ($____________) Dollars [CASH LOANS (WHERE THE
ENTIRE CASH COMMITMENT IS REQUESTED TO BE INSERTED): (or such lesser amount as equals the aggregate unpaid principal amount of the Cash Loans made by the Lender to Borrower under the Loan Agreement (as defined below)], in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Loan Agreement, as defined below, and to pay interest on the unpaid principal amount of each such Loan, at that office, in like money and funds, for the period commencing on the Interest Commencement Date until the indebtedness under this Note is paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

                  The date, amount and interest rate for each Interest Period of each Loan made by the Lender to Borrower, and each payment made on account of the principal of that Loan, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached to this Note or any continuation of that schedule, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Loan Agreement or under this Note in respect of the Loans made by the Lender.

                  This Note is one of the Notes referred to in the Loan Agreement dated as of January 22, 2001 (as amended, modified and supplemented and in effect from time to time, the "Loan Agreement") among Borrower, QUALCOMM [Incorporated] and the other Lenders [(including this Lender)] from time to time party thereto, and Citibank, N.A., as the administrative and collateral Agent for the Lenders, and evidences [ADV LOANS: an ADV Loan] [CASH LOANS: Cash Loans][SINGLE CASH LOAN: a Cash Loan] made by [ADV LOANS: QUALCOMM to Borrower as of the date set forth above] [CASH LOANS: the Lender] under the Loan Agreement [SINGLE CASH LOAN: as of the date set forth above]. Capitalized terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement.

                  The Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans evidenced hereby upon the terms and conditions specified in the Loan Agreement.

                 Except as permitted by Section 10.4 of the Loan Agreement, this Note may not be assigned by the Lender to any other Person.

                  THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK.



                                 LEAP WIRELESS INTERNATIONAL, INC.



                                 By:
                                    ----------------------------------
                                    Name:
                                    Title:

                                SCHEDULE OF LOANS

                  This Note evidences Loans made under the Loan Agreement to Borrower, on the dates, in the principal amounts and bearing interest at the rates for each Interest Period set forth below, subject to the payments and prepayments of principal set forth below:


                    Principal
                     Amount                                Amount           Unpaid
       Date            of                Interest          Paid or         Principal         Notation
       Made           Loan                 Rate            Prepaid          Amount           Made by
       ----           ----                 ----            -------          ------           -------


                                  SCHEDULE 2.1

                                   COMMITMENTS



QUALCOMM INCORPORATED                                              $125,273,878

                                  SCHEDULE 6.7

                                   LITIGATION

FCC Matters:

               1. Borrower was granted F-Block and C-Block PCS licenses pursuant to an FCC order, In re Applications of AirGate Wireless, L.L.C., Assignor, and Cricket Holdings, Inc., Assignee, For Consent to Assign Broadband PCS F Block Licenses KNLF882, KNLG279, KNLG280 and KNLG281 And Application of Leap Wireless International, Inc. For Authorization to Construct and Operate 36 Broadband PCS C Block Licenses, Memorandum Opinion and Order, FCC File Nos. 0000002035, 0000012974 (rel. July 22, 1999) (the "Grant Order"). An Application for Review seeking vacation and reversal of the Grant Order, and challenging Borrower's eligibility to hold these licenses was filed by Carolina PCS Limited Partnership I, L.P. ("Carolina"). On January 14, 2000, the Commission released an order consenting to (i) the transfer of control of eleven C-Block PCS licenses from ChaseTel Licensee Corp. to Borrower, (ii) the assignment of an F-Block PCS license from PCS Devco, Inc. to Borrower's wholly-owned subsidiary, Cricket Holdings Dayton, Inc., and (iii) the assignment from Borrower to Devco of a C-Block PCS license. See In the Matter of PCS Devco, Inc., ChaseTel Licensee Corp., and Leap Wireless International, Inc., Memorandum Opinion and Order, FCC File Nos. 0000032055, 0000027712, 0000031464 (rel. Feb. 14, 2000) ("Devco
Order"). On March 15, 2000, Carolina filed an Application for Review of the Devco Order, based upon its still-pending Application for Review of the Grant Order. On July 27, 2000, the FCC released a Memorandum Opinion and Order denying Carolina's Applications for Review of the Grant Order and the Devco Order (the "Affirmation Order"). On August 25, 2000, Carolina filed a Notice of Appeal in the United States Court of Appeals for the District of Columbia Circuit seeking judicial review of the Affirmation Order and the eligibility determinations contained therein.

               2. Carolina has continued to file petitions to deny each Borrower assignment or transfer application at the FCC, arguing either that its then-pending Application for Review of the Grant Order or its pending appeal of the Affirmation Order in the D.C. Circuit gives it an interest in challenging Borrower's assertion of "designated entity" status in each and every Borrower acquisition involving C and F Block spectrum. In addition, Nextel Communications, Inc. has challenged the proposed assignment of full or disaggregated C-Block PCS licenses to Borrower from Beta Communications, L.L.C., File Nos. 0000110639, 0000110695, questioning the legal validity and accuracy of Borrower's "designated entity" and "very small business" financial showing in these applications. On December 8, 2000, the FCC issued an order granting the Beta-Leap assignments and dismissing the Nextel and Carolina challenges. This order is not final and remains subject to further administrative or judicial review. Although Borrower believes it qualifies as a "designated entity" and a "very small business" under FCC regulations, the FCC could ultimately vacate the Grant Order and reverse its prior eligibility determinations in the context of ruling upon any of the other present or future petitions filed by Carolina or Nextel (or other parties). In addition, Carolina or Nextel can continue to pursue judicial review of FCC determinations as to Borrower's eligibility, and Borrower cannot guarantee that the FCC or any courts will rule in Borrower's favor in any such challenges. On October 13, 2000, the

FCC's Wireless Telecommunications Bureau issued an order ("October 13 Grant Order") granting applications corresponding to the following file numbers: File Nos. 0000078055; 0000083794; 0000083799; 0000083814; 0000083827; 0000083828;
0000119257; 0000119262; and 0000191738. On October 30, 2000, the Bureau on its
own motion issued an order modifying these grants (the "October 30 Reconsideration Order") to ensure that Borrower will comply with FCC unjust enrichment and installment payment rules and policies (if applicable), and rescinding the grant of the application corresponding to File No. 0000191738 on the basis that the license held by Lakeland PCS LLC that was to be assigned to Borrower already had cancelled automatically due to the licensee's failure to make timely installment payments. The October 13 Grant Order and the October 30 Reconsideration Orders are not final, and may be subject to further agency reconsideration or judicial review. On November 13, 2000, Carolina filed an Application for Review of the October 13 Grant Order. On November 29, 2000, Carolina and Borrower executed a settlement agreement, which has been submitted to the FCC for approval, which would resolve all pending agency or court proceedings brought by Carolina against Borrower applications.

               3. Although Borrower believes it qualifies as a "designated entity" and a "very small business" under FCC regulations, the FCC could vacate the Grant Order and reverse its prior determination in context of ruling upon any of the other petitions filed by Carolina or Nextel. In addition, Carolina or Nextel could appeal the FCC's decisions on the other petitions further to the FCC and could appeal the FCC's decision concerning the Grant Order and the Devco Order or other petitions to the courts, and Borrower cannot guarantee that the FCC or any courts will rule in its favor in any such challenges.

               4. Although Borrower believes it qualifies as a "designated entity" and a "very small business" under FCC regulations, Carolina PCS Limited Partnership, L.P., Nextel or other third parties may seek to challenge the transfer of PCS licenses to Borrower, on the grounds that Borrower does not qualify as a "designated entity" and a "very small business" under FCC regulations, and Borrower cannot guarantee that the FCC or any courts will rule in its favor.

               5. Litigation pending in the D.C. Circuit Court of Appeals that challenges the FCC's decisions regarding the payment obligations of C block licensees potentially affects licenses awarded in the C, D, E and F block broadband PCS auction (Auction No. 22) that closed on April 15, 1999, including Borrower's licenses won in that auction. See US Airwaves v. FCC, D.C. Cir. No. 98-1266 (August 20, 1998). The FCC has indicated that these licenses are granted conditioned on the outcome of litigation and proceedings such as this one challenging generally applicable PCS rules. See Auction of C, D, E and F Block PCS licenses, Public Notice, 13 FCC Rcd 24540, 24544 (1998).

               6. The FCC has pending before it proceedings that address issues surrounding the modification of the rules for holding C- and F-Block PCS licenses. Borrower and its subsidiaries are active participants in these proceedings, including communicating their positions regarding such matters to interested persons and educating interested persons regarding the benefits of the C- and F-block eligibility rules and regulatory framework.

               7. Three licenses granted by the FCC to Borrower in the Grant Order may be subject to bankruptcy proceedings summarized in the Grant Order at
P. 41 relating to the previous holder of these particular licenses.





Others:



Leap v. Focus Group. Borrower filed a declaratory relief action against the Focus Group, which provided advertising agency services to Cricket Communications in 1999, to establish if any additional monies were due the Focus Group over and above what had already been paid. Focus Group filed a counter claim for breach of express and implied contract and quantum meruit. A trial was held in San Diego that resulted in a verdict in the Focus Group's favor on quantum meruit in an amount of $202,866 plus court costs of $8953. Judgment is expected to be entered any day and will be paid promptly. This verdict was less than the reserves established for the litigation.

                                  SCHEDULE 6.16

                              ENVIRONMENTAL MATTERS



None

                                  SCHEDULE 6.21

                                  INDEBTEDNESS

------------------------------------------------------------------------------------------------------------------------------------
                                                      Amount           Maximum
Indebtedness                                       Outstanding(1)       Available         Description of Liens
------------------------------------------------------------------------------------------------------------------------------------
Credit Agreement dated as of September 20, 1999,    $352,955,060   $1,350,000,000(2)      The collateral consists of all of the
as amended and restated as of October 20, 2000,                                           stock of Cricket Communications and its
among Holdings, Cricket Communications, the                                               subsidiaries and the stock of each
Lenders party thereto and Lucent Technologies                                             special purpose subsidiary of Borrower
Inc., as Administrative Agent (the "Lucent Credit                                         formed to hold wireless licenses used in
Agreement")                                                                               Cricket Communications' business, and
                                                                                          all of their respective assets.
------------------------------------------------------------------------------------------------------------------------------------
Credit Agreement dated as of October 20, 2000       $2,125,902     $495,000,000(2)
among Holdings, Cricket Communications, the
Lenders party thereto and Ericsson Credit AB, as
Administrative Agent (the "Ericsson Credit
Agreement")

------------------------------------------------------------------------------------------------------------------------------------
Credit Agreement dated as of August 28, 2000, as    $23,567,637    $525,000,000(2)
amended as of October 20, 2000, among Holdings,
Cricket Communications, the Lenders party thereto
and Nortel Networks Inc., as Administrative Agent
(the "Nortel Credit Agreement")
------------------------------------------------------------------------------------------------------------------------------------

--------
(1) As of 12/31/2000.

(2) Combined total indebtedness cannot exceed $1,845,000,000.

------------------------------------------------------------------------------------------------------------------------------------
Each of the preceding Credit Agreements
is guaranteed by a Guarantee Agreement,
dated as of November 24, 1999 among
Holdings, the subsidiaries of Cricket
Communications party thereto, the
subsidiaries of Borrower party thereto
and State Street Bank and Trust Company,
as collateral agent
------------------------------------------------------------------------------------------------------------------------------------
Guarantee Agreement dated as of August
28, 2000 from Borrower in favor of State
Street Bank and Trust Company, as
collateral agent(3)
------------------------------------------------------------------------------------------------------------------------------------
Indenture dated as of February 23,          12.5% Senior    $230,859,371(3)            $225,000,000       Guaranteed by Holdings.
2000, as supplemented as of                 Notes, due
June 13, 2000, among Borrower, as           2010
Issuer, Holdings, as Guarantor,
and State Street Bank and Trust
Company, as Trustee (the
"Indenture")
------------------------------------------------------------------------------------------------------------------------------------
                                            14.5% Senior    $366,583,164(4)            $668,000,000
                                            Discount
                                            Notes, due
                                            2010
------------------------------------------------------------------------------------------------------------------------------------

---------------------
(3) Under this Guarantee Agreement, Borrower guarantees certain payments, distributions and transfers permitted under the Nortel Credit Agreement (pursuant to Section 4.16 of the Indenture), but which are otherwise prohibited by the Lucent Credit Agreement and Ericsson Credit Agreement.

(4) Includes principal and accrued interest through 12/31/00.


------------------------------------------------------------------------------------------------------------------------------------
Acquisition Agreement entered into as of September        $0            $18,000,000(5)     The Note is secured by all of the stock
1, 2000, by and among MCG PCS, Inc., MCG PCS                                               of MCG PCS Licensee Corporation, Inc.,
Licensee Corporation, Inc., and Borrower, and for                                          which holds the Buffalo-Niagara Falls,
purposes of Sections 7.5, 12.1, 12.2, 12.6, 12.8,                                          New York Basic Trading Area license. We
12.11, 12.12, 12.13 and 12.15 only, Dr. Michael C.                                         are currently negotiating toward, and
Gelfand                                                                                    expect to reach on, an agreement to
                                                                                           substitute comparable collateral which
                                                                                           is not in Cricket Communication's
                                                                                           current build schedule.
------------------------------------------------------------------------------------------------------------------------------------
Agreement for Purchase and Sale of Licenses               $0            $86,501,769(6)     The Note is secured by Borrower's
entered into as of November 3, 2000 by and among                                           Lansing, Saginaw- Bay City, Kalamazoo,
MVI Corp., Century Personal Access Network, Inc.,                                          Jackson, Muskegon, Battle Creek and
Wisconsin RSA #7, Limited Partnership, Centurytel,                                         Grand Rapids, Michigan licenses and any
Inc., and Borrower                                                                         proceeds therefrom.

------------------------------------------------------------------------------------------------------------------------------------
U.S. Government Financing with the Federal            $91,700,369       $91,700,369        Applicable FCC licenses.
Communications Commission
------------------------------------------------------------------------------------------------------------------------------------
Borrower guarantee of Pegaso Bridge loan                  $0            $33,333,333
------------------------------------------------------------------------------------------------------------------------------------
Reimbursement obligation dated October 3, 2000            $0            $1,250,000         This reimbursement obligation is secured
relating to Letter of Credit Issued by Wells Fargo                                         by certificates of deposit in the
Bank in favor of GE Capital Fleet Services (Motor                                          aggregate amount of $1,250,000.
vehicle leasing program)
------------------------------------------------------------------------------------------------------------------------------------

----------------
(5) At closing (to occur upon FCC consent to the transfer of the licenses), Seller has the option of accepting the $36 million purchase price in the form of: (1) shares of Borrower's common stock; (2) $18 million in cash and the remaining amount in shares of Borrower's common stock; or (3) $18 million in cash and a Convertible Note in the principal amount of $18 million.

(6) The $205 million purchase price due at closing (to occur upon FCC consent to the transfer of the licenses) consists of a $118,665,459 cash payment at the closing and delivery of a Promissory Note in the amount of $86,501,769.